Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among

AMTECH SYSTEMS, INC.,

ENTREPIX, INC.,

EMERALD MERGER SUB, INC.,

TIMOTHY P. TOBIN,

as the Shareholders’ Representative

and

TIMOTHY P. TOBIN and STEVEN N. HOROWITZ,

as the Key Shareholders

dated as of January 17, 2023

TABLE OF CONTENTS

Page

ARTICLE I THE MERGER		1
1.01	The Merger	1
1.02	Filing of Statement of Merger; Effective Time	2
1.03	Effect of the Merger; Further Assurances	2
1.04	Conversion of Shares; Treatment of Options	3
1.05	Pre-Closing Merger Consideration Estimate	3
1.06	Closing Payments	4
1.07	Surrender of Certificates; Paying Agent	5
1.08	Post-Closing Merger Consideration Adjustment	6
1.09	Appraisal Rights	8
1.10	Withholding Rights	8
ARTICLE II CLOSING		9
2.01	The Closing	9
2.02	Certain Closing Deliveries	9
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		10
3.01	Organization; Good Standing; Jurisdictions	10
3.02	Authorization of Agreement	11
3.03	Conflicts; Consents of Third Parties	11
3.04	Shares; Title; Capitalization	11
3.05	Company Records	13
3.06	Financial Statements	13
3.07	No Undisclosed Liabilities	14
3.08	Absence of Certain Changes	14
3.09	Taxes	17
3.10	Real Property	19
3.11	Title to Assets	20
3.12	Intellectual Property	21
3.13	Company Contracts	27
3.14	Employee Benefit Plans	29
3.15	Labor	32
3.16	Litigation	33
3.17	Compliance with Laws; Permits	33
3.18	Insurance	34
3.19	Related Party Transactions	34
3.20	Bank Accounts	34
3.21	Compliance with Anti-Corruption Laws	35
3.22	Brokers and Financial Advisors	35

3.23	Customers and Suppliers	35
3.24	Product Specifications; Warranties	36
3.25	Social Media	36
3.26	Environmental Matters	36
3.27	Compliance with Privacy Laws	36
3.28	Compliance with Trade Laws.	37
3.29	No Other Representations and Warranties	38
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB		38
4.01	Organization and Power	38
4.02	Authorization	38
4.03	Consents; Conflicts of Third Parties	38
4.04	Sufficiency of Funds	39
4.05	Litigation	39
4.06	Solvency	39
4.07	Independent Investigation	39
4.08	Broker Fees	39
4.09	Vote Required	39
4.10	Operation of Buyer and Merger Sub	39
4.11	No Additional Representations or Warranties	40
ARTICLE V [RESERVED]		40
ARTICLE VI CERTAIN COVENANTS		40
6.01	Records	40
6.02	Further Assurances	40
6.03	Confidentiality	40
6.04	Public Announcements	41
6.05	Restrictive Covenants	41
6.06	Fees and Expenses	42
6.07	Tax Matters	42
6.08	R&W Insurance	44
6.09	Medical Equipment Finance Notes	44
ARTICLE VII [RESERVED]		44
ARTICLE VIII		44
ARTICLE IX ADDITIONAL AGREEMENTS AND COVENANTS		44

ii

9.01	General Survival	44
9.02	Special Indemnity	45
9.03	Remedies	46
9.05	Exclusive Remedy	47
9.06	Shareholders’ Representative	47
9.07	Entrepix Medical	48
ARTICLE X MISCELLANEOUS		48
10.01	Specific Performance	48
10.02	Governing Law; Jurisdiction; Service of Process	48
10.03	Entire Agreement; Amendments and Waivers	49
10.04	No Third Party Beneficiaries	49
10.05	Notices	49
10.06	Severability	50
10.07	Assignment; Binding Effect	50
10.08	Counterparts	50
10.09	Conflict Waiver; Attorney-Client Privilege	50
ARTICLE XI DEFINITIONS		51
11.01	Certain Definitions	51
11.02	Cross Reference Table	63
11.03	Interpretive Matters	64

Exhibits
Exhibit A	Form of Statement of Merger
Exhibit B	Form of Escrow Agreement
Exhibit C	Paying Agent Agreement
Exhibit D	Letter of Transmittal
Exhibit E	Amendment to Management Services Agreement
Exhibit F	R&W Policy Binder Agreement

Miscellaneous Schedules
Schedule A	Bonus Schedule
Schedule 1.05	Closing Net Working Capital
Schedule 1.08	Working Capital Calculation
Schedule 2.02(c)(vi)	Third Party Consents
Schedule 2.02(c)(vii)	Resignations

iii

Agreement and Plan of Merger

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of January 17, 2023, by and among (i) Entrepix, Inc., an Arizona corporation (the “Company”), (ii) Amtech Systems, Inc., an Arizona corporation (“Buyer”), (iii) Emerald Merger Sub, Inc., an Arizona corporation and wholly owned Subsidiary of Buyer (“Merger Sub” and, together with the Company, the “Constituent Corporations”), (iv) Timothy P. Tobin, solely in his capacity as the shareholders’ representative as set forth in this Agreement (the “Shareholders’ Representative”) and (v) the Key Shareholders (defined below). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE XI below.

WHEREAS, the boards of directors of the Company, Buyer and Merger Sub have adopted this Agreement and approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and conditions set forth in this Agreement and in accordance with the Arizona Revised Statutes (“A.R.S.”), and the board of directors of the Company has recommended that this Agreement and the Merger be approved by the Shareholders of the Company;

WHEREAS, Buyer, in its capacity as the sole shareholder of Merger Sub, has approved this Agreement and the Merger;

WHEREAS, in connection with the transactions contemplated by this Agreement, the Entrepix, Inc. 2005 Stock Incentive Plan (the “2005 Incentive Plan”), the Entrepix, Inc. 2019 Equity Incentive Plan (the “2019 Incentive Plan” and, together with the 2005 Incentive Plan, the “Company Incentive Plans”) and the Company Options (as defined herein) will be terminated, contingent upon and effective as of the Closing;

WHEREAS, the parties have agreed that certain employees of the Company (each, a “Bonus Recipient” and collectively, the “Bonus Recipients”) will receive cash payments in the amounts set forth on Schedule A (the “Bonus Schedule”);

WHEREAS, the approval of the holders of a majority of the outstanding capital stock of the Company entitled to vote on the Agreement and the Merger (the “Necessary Shareholder Approval”), has been obtained;

WHEREAS, the authorized capital stock of the Company consists of 15,000,000 shares of common stock (the “Common Stock”); and

WHEREAS, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, all of which are issued and outstanding and owned by Buyer.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants set forth herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.01 The Merger. On and subject to the terms and conditions contained herein, and in accordance with Sections 10-1101 through 10-1105 of the A.R.S., at the Effective Time, Merger Sub will merge with and into the Company, with (i) the separate corporate existence of Merger Sub thereupon ceasing and (ii) the Company surviving the Merger as a wholly owned Subsidiary of Buyer (the Company, as the surviving corporation after the Effective Time, is referred to herein as the “Surviving Corporation”).

1.02 Filing of Statement of Merger; Effective Time. At the Closing, (i) the Company will execute a statement of merger in substantially the form of Exhibit A (the “Statement of Merger”) in accordance with the relevant provisions of the A.R.S., and (ii) the Company and Merger Sub will, and Buyer will cause Merger Sub to, cause such executed Statement of Merger to be filed with Arizona Corporation Commission in accordance with the A.R.S., and the Merger will be effective at such time as the Statement of Merger is duly filed with the Arizona Corporation Commission (the “Effective Time”).

1.03 Effect of the Merger; Further Assurances.

(a) The Merger will have the effects provided in this Agreement, the Statement of Merger and the applicable provisions of the A.R.S. If, at any time after the Effective Time, the Surviving Corporation determines that any further documents or acts are necessary to vest in the Surviving Corporation the title to any properties, rights, privileges, powers or franchises of the Constituent Corporations acquired in the Merger or to otherwise carry out the purposes of this Agreement, the Surviving Corporation and its officers and directors will execute and deliver all such documents and do all such acts, and the officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action after the Effective Time solely for the purposes set forth in this Section 1.03.

(b) At the Effective Time the articles of incorporation of the Company will, by operation of law and without any further action by any Person, be amended and restated in its entirety to contain the provisions set forth in the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time (except for any references to the name, incorporator or original directors of Merger Sub), and as so amended and restated will be the articles of incorporation of the Surviving Corporation until thereafter amended or repealed in accordance with the provisions thereof, and applicable Law.

(c) At the Effective Time, the bylaws of the Company will, by operation of law and without any further action by any Person, be amended and restated in their entirety to contain the provisions set forth in the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except for any references to the name of Merger Sub), and as so amended and restated will be the bylaws of the Surviving Corporation until thereafter amended or repealed in accordance with the provisions thereof, the articles of incorporation of the Surviving Corporation, and applicable Law.

(d) The directors of Merger Sub in office immediately prior to the Effective Time will be the directors of the Surviving Corporation until their respective successors are duly elected and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation, their earlier resignation or removal, or as otherwise provided by applicable Law.

(e) The officers of Merger Sub in office immediately prior to the Effective Time, will be the officers of the Surviving Corporation until their respective successors are duly elected and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation, their earlier resignation or removal, or as otherwise provided by applicable Law.

1.04 Conversion of Shares; Treatment of Options. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holders of any of the securities described below:

(a) Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one (1) validly issued, fully paid and non‑assessable share of common stock, of the Surviving Corporation.

(b) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be converted into the right to receive the Closing Common Stock Per Share Merger Consideration, plus any amount payable with respect to such share of Common Stock pursuant to Section 1.08, as applicable, and will automatically be cancelled and retired and will cease to exist.

(c) Each share of Common Stock held in the treasury of the Company and each share of Common Stock owned or held, directly or indirectly, by the Company or by Buyer, Merger Sub or their respective Subsidiaries, in each case, immediately prior to the Effective Time, will be cancelled and retired and will cease to exist without any conversion thereof and no payment of cash or any other consideration will be made with respect thereto.

(d) Each Company Option outstanding immediately prior to the Effective Time will, as of the Effective Time, be converted into the right to receive the Closing Option Per Share Merger Consideration payable pursuant to Section 1.06, plus any amount payable with respect to such Company Option pursuant to Section 1.08, as applicable, in each case, subject to any applicable Tax withholding pursuant to Section 1.10, and such Company Option will automatically be cancelled and retired and will cease to exist. The amount of cash each Optionholder is entitled to receive with respect to his or her Company Options shall be rounded down to the nearest cent and computed after aggregating cash amounts for all Company Options held by such Optionholder.

1.05 Pre-Closing Merger Consideration Estimate.

(a) At least three (3) Business Days before the Closing, the Shareholders’ Representative shall prepare and deliver to Buyer a certificate signed by a duly authorized officer of the Company attaching (i) the consolidated balance sheet of the Company and the related statements of income and shareholders’ capital and statement of cash flows for the twelve (12) month period ended as of October 31, 2022 prepared in accordance with GAAP and consistent with the past practices of the Company, and (ii) a statement (such statement, the “Estimated Closing Statement”) including Shareholders’ Representative’s good faith estimates of (A) the Closing Net Working Capital (including each component item thereof calculated in accordance with the manner of calculation reflected in Schedule 1.05 attached hereto) (the “Estimated Closing Net Working Capital”), (B) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (C) the Transaction Expenses (the “Estimated Transaction Expenses”), (D) the resulting Estimated Net Working Capital Surplus or Estimated Net Working Capital Shortfall (as applicable), (E) Cash (the “Estimated Cash”) and (F) the Company’s calculation of the Estimated Merger Consideration derived from the foregoing. Buyer shall have the opportunity to review and validate such financial statements and the Estimated Closing Statement and, in connection with such review, the Company shall cooperate with Buyer as reasonably required by Buyer in order to determine the accuracy of the Estimated Closing Statement and the amounts set forth therein. In connection with such review, Buyer may propose adjustments (including pro-rations of expenses) that it deems appropriate. The Shareholders’ Representative and the Company shall consider in good faith any such adjustments to the Estimated Closing Statement proposed by Buyer and shall revise the Estimated Closing Statement to reflect any agreed upon adjustments (negotiating in good faith with Buyer on any disagreements), and such updated statement (if any) shall constitute the Estimated Closing Statement for purposes of this Agreement.

(b) The portion of the Estimated Merger Consideration each Shareholder will be entitled to receive at the Closing in respect of his, her or its shares of Common Stock (the “Closing Stock Payments”) will be set forth on the Estimated Closing Statement and equal the product of (i) the Closing Common Stock Per Share Merger Consideration multiplied by (ii) the number of shares of Common Stock held by such Shareholder immediately prior to the Effective Time that were converted in accordance with Section 1.04(b); provided that the Closing Adjustment Escrow Amount and Retention Escrow Amount shall be withheld from the Estimated Merger Consideration payable to the Key Shareholders at Closing and placed into the respective escrow accounts.

(c) Closing Option Payments. The portion of the Estimated Merger Consideration each Optionholder will be entitled to receive at the Closing in respect of his, her or its Company Options (the “Closing Option Payments”) will be set forth on the Estimated Closing Statement and equal, with respect to each Company Option, the product of (i) the Closing Option Per Share Merger Consideration applicable to such Company Option multiplied by (ii) the number of shares of Common Stock corresponding to such Company Option held by such Optionholder as of immediately prior to the Effective Time that were converted in accordance with Section 1.04(d).

1.06 Closing Payments.

(a) At the Closing, Buyer will, or will cause Merger Sub to, deposit with the Paying Agent the aggregate Closing Stock Payments payable to the Shareholders as set forth in the Estimated Closing Statement, by wire transfer of immediately available funds to the account designated by the Paying Agent, provided that the Closing Adjustment Escrow Amount and Retention Escrow Amount shall be withheld from the Estimated Merger Consideration payable to the Key Shareholders at Closing and placed into the respective escrow accounts.

(b) On the next regularly scheduled payroll date of the Surviving Corporation occurring at least ten (10) Business Days following the Closing Date, the Surviving Corporation will distribute to the Optionholders their respective Closing Option Payments, subject to any applicable Tax withholding pursuant to Section 1.10. After the Closing, Buyer shall cause the Surviving Corporation to make timely payment to the appropriate Taxing Authority or authorities of any amounts withheld from payment to the Optionholders pursuant to Section 1.10.

(c) On the next regularly scheduled payroll date of the Surviving Corporation occurring at least ten (10) Business Days following the Closing Date, the Surviving Corporation will distribute to the Bonus Recipients their respective bonus in accordance with the Bonus Schedule, subject to any applicable Tax withholding pursuant to Section 1.10. After the Closing, Buyer shall cause the Surviving Corporation to make timely payment to the appropriate Taxing Authority or authorities of any amounts withheld from payment to the Bonus Recipients pursuant to Section 1.10.

(d) At the Closing, Buyer will, or will cause Merger Sub to, deliver the Closing Adjustment Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to an escrow account designated by the Escrow Agent (the “Closing Adjustment Escrow Account”) and established pursuant to the terms of an escrow agreement to be dated as of the Closing Date and substantially in the form attached as Exhibit B (the “Escrow Agreement”), among Buyer, the Shareholders’ Representative and the Escrow Agent. The Closing Adjustment Escrow Account will be maintained separately from other funds held by the Escrow Agent and will be Buyer’s and Merger Sub’s sole and exclusive source of recovery for any amounts owing to Buyer, Merger Sub or, following the Closing, the

Surviving Corporation under this Agreement (including pursuant to Section 1.08 with respect to any Post-Closing Adjustment, but excluding any amounts owing that arise out of claims for Fraud). The Closing Adjustment Escrow Amount shall be deducted from the amounts otherwise payable to the Key Shareholders at Closing.

(e) At the Closing, Buyer will, or will cause Merger Sub to, deliver an amount equal to $166,250 (the “Retention Escrow Amount”) to the Escrow Agent by wire transfer of immediately available funds to an escrow account designated by the Escrow Agent (the “Retention Escrow Account”) and established pursuant to the terms of the Escrow Agreement. The Retention Escrow Account will be maintained separately from other funds held by the Escrow Agent to satisfy the Losses pursuant to Section 9.04 hereof. The Retention Escrow Amount shall be held in trust by the Escrow Agent for a period of twelve (12) months and shall be released in accordance with the terms thereof. The Retention Escrow Amount shall be deducted from the amounts otherwise payable to the Key Shareholders at Closing.

(f) At the Closing, Buyer will pay, or will cause Merger Sub to pay, on behalf of the Company and its Subsidiaries, all Estimated Transaction Expenses to such Persons as they are owed by wire transfer of immediately available funds to accounts designated by the Company upon at least two (2) Business Days prior to the Closing Date; provided, that the Bonus Recipients shall be paid in accordance with Section 1.06(c) and that any other Transaction Expenses payable to any current or former employee of the Company shall be paid to the Company or its payroll agent for further payment to applicable employee through payroll, less applicable withholdings, as soon as reasonably practicable after the Closing Date but in no event more than ten (10) Business Days after the Closing Date.

(g) At the Closing, Buyer will pay, or will cause Merger Sub to pay, on behalf of the Company and its Subsidiaries, all amounts required to be paid under payoff letter(s) (the “Indebtedness Payoff Amount”) and instructions delivered by the Closing Indebtedness Holders (the “Payoff Letters”) with respect to the Indebtedness Payoff Amount set forth on the Funds Flow. Pursuant to any such Payoff Letters, each Closing Indebtedness Holder will have been paid in full for any and all Indebtedness relating to such Closing Indebtedness Holder’s Indebtedness Payoff Amount and, in the event such Indebtedness Payoff Amount is secured, all related Liens will have been released with corresponding Lien releases being delivered to Buyer concurrently upon such Closing Indebtedness Holder’s receipt of payment of the amount specified, with the result that immediately following the Closing there will be no outstanding Indebtedness Payoff Amount or any other obligation with respect (including any Lien) to Buyer and the Company to any Closing Indebtedness Holder.

1.07 Surrender of Certificates; Paying Agent.

(a) In accordance with the paying agent agreement to be dated as of the Closing Date and substantially in the form attached as Exhibit C (the “Paying Agent Agreement”), the Paying Agent will act as the Shareholders’ Representative’s agent in delivering to each Shareholder its respective Closing Stock Payment in return for the certificates which, prior to the Effective Time, represented shares of Common Stock (other than Dissenting Shares) (each, a “Certificate”), as well as any amounts owed to such Shareholders pursuant to Section 1.08. The Company shall pay the fees incurred under the Paying Agent Agreement as a Transaction Expense. At or after the Effective Time, upon surrender of Certificates and delivery by a Shareholder of a duly executed letter of transmittal substantially in the form of Exhibit D (the “Letter of Transmittal”) to the Paying Agent, (i) the Paying Agent will pay each such Shareholder the Closing Stock Payment to which such Shareholder is entitled under Section 1.05(b) and (ii) each Shareholder will be irrevocably entitled to receive the portion of any amount payable under Section 1.08 with respect to the shares Common Stock held by such Shareholder immediately prior to the Effective Time. The Merger Consideration payable to a Shareholder will be made by wire transfer of immediately available funds to an account designated in writing by such Shareholder in the Letter of Transmittal, unless, to the extent permitted by the Letter of Transmittal, alternative arrangements are specified by such holder in the Letter of Transmittal. Each such Shareholder that makes the deliveries to the Paying Agent required by this Agreement, the Letter of Transmittal and the Paying Agent Agreement prior to the Closing Date will be paid his, her or its Closing Stock Payment on the same Business Day as the Effective Time. Each such Shareholder that makes the deliveries to the Paying Agent required by this Agreement, the Letter of Transmittal and the Paying Agent Agreement thereafter will be paid his, her or its Closing Stock Payment as soon as possible after delivery thereof is made (but in any event no later than three (3) Business Days after the date such delivery thereof is made).

(b) If any Certificate has been or is claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming that a Certificate has been lost, stolen or destroyed (in form and substance reasonably satisfactory to the Paying Agent) and, if required by the Paying Agent, the delivery of such indemnity by such Person as is reasonably satisfactory to the Paying Agent, the Paying Agent will deliver to such Person in exchange for such lost, stolen or destroyed Certificate or instrument representing shares of Common Stock the proper amount of the Merger Consideration to which they are entitled hereunder, subject to the other deliveries required by this Section 1.07.

(c) At any time that is more than one (1) year after the Effective Time, Buyer may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Merger Consideration (including any earnings thereon) that had been delivered to the Paying Agent and that has not been disbursed to Shareholders as of such time (other than any amounts then subject to dispute). After the Paying Agent makes such payments to the Surviving Corporation, all former Shareholders will be entitled to look only to the Surviving Corporation (subject to any applicable abandoned property, escheat and other similar Laws) as general creditors thereof with respect to the cash payable upon surrender of their Certificates pursuant to this Agreement, and the Paying Agent will have no further obligation under this Section 1.07 in its capacity as such. None of the Surviving Corporation, Buyer, Merger Sub, the Shareholders’ Representative or the Paying Agent will be liable to any Person in respect of amounts paid to a public official to the extent required under any applicable abandoned property, escheat or similar Law.

(d) At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of shares shall thereafter be made on the books and records of the Company. If, after the Effective Time, Certificates representing shares of Common Stock are presented to the Surviving Corporation or the Paying Agent, they will be cancelled and exchanged as provided in this Section 1.07.

1.08 Post-Closing Merger Consideration Adjustment. Following the Closing Date, the Merger Consideration will be adjusted, if at all, as set forth below:

(a) Within ninety (90) days after the Closing Date, Buyer shall cause to be prepared and delivered to Shareholders’ Representative a certificate signed by a duly authorized officer of Buyer attaching (i) the consolidated balance sheet of the Company and the related statements of income and Shareholders’ capital and statement of cash flows as of the Closing Date prepared in accordance with GAAP (without giving effect to the transactions contemplated herein), and (ii) a statement (the “Closing Statement”) including Buyer’s calculation of (A) the Closing Net Working Capital (including each component item thereof calculated in accordance with the manner of calculation reflected in Schedule 1.05 attached hereto), (B) the Closing Indebtedness, (C) the Transaction Expenses (D) the resulting Closing Net Working Capital Surplus or Closing Net Working Capital Shortfall (as applicable) and the Post-Closing Adjustment (as defined herein), (E) Cash and (F) Buyer’s calculation of the Final Merger Consideration derived from the foregoing. The Post-Closing Adjustment shall be an amount equal to the Closing Net Working Capital Surplus (if any) minus the Estimated Net Working Capital Surplus (if any) plus the Estimated Net Working Capital Shortfall (if any) minus the Closing Net Working Capital Shortfall (if any)

plus the Estimated Closing Indebtedness minus the Closing Indebtedness plus the Estimated Transaction Expenses minus the Closing Transaction Expenses plus the Estimated Cash minus the Cash (the “Post-Closing Adjustment”), provided that, the Post-Closing Adjustment shall in no way be affected, modified or adjusted by Buyer’s Independent Investigation (as defined herein) conducted prior to the Closing, including but not limited to, inventory reserves.

(b) Shareholders’ Representative shall have thirty (30) days following Shareholders’ Representative’s receipt of the Closing Statement to review and analyze Buyer’s calculations set forth therein. If Shareholders’ Representative concurs with such calculation or shall not object thereto in a writing delivered to Buyer within the aforesaid thirty (30) day period, Buyer’s calculation of the Closing Net Working Capital shall become final, binding and conclusive on the parties hereto and shall not be subject to further review, challenge or adjustment. If Shareholders’ Representative does not agree with Buyer’s calculation and notifies Buyer of such objection in writing within the aforesaid thirty (30) day period with a statement containing reasonable detail as to the basis for all objection(s) (the “Statement of Objections”), Buyer and Shareholders’ Representative shall work in good faith for a period of thirty (30) days thereafter (or such longer period as they may mutually agree) (the “Agreement Period”) to agree upon such calculation.

(c) If Shareholders’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Agreement Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to a Neutral Auditor mutually appointed by Buyer and Shareholders’ Representative who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Neutral Auditor shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively. If Buyer and Shareholders’ Representative are unable to agree on the selection of such Neutral Auditor within ten (10) days after the expiration of the Agreement Period, then within twenty (20) days after the expiration of the Agreement Period, Buyer and Shareholders’ Representative shall each select an independent certified public accounting firm and such two (2) firms shall, within twenty-five (25) days after the expiration of the Agreement Period, select the Neutral Auditor. Such calculation by the Neutral Auditor shall be final, binding and conclusive on the parties hereto and shall not be subject to further review, challenge or adjustment. Each party hereto shall pay its own costs and expenses incurred in connection with this Section 1.08(c); provided, however, that Shareholders’ Representative and Buyer shall each pay one-half (1/2) of the fees, costs and expenses of the Neutral Auditor.

(d) In the event the Post-Closing Adjustment is a negative number, then within five (5) Business Days of the Determination Date (as defined below), Buyer and Shareholders’ Representative shall submit joint written instructions to the Escrow Agent to release from the Closing Adjustment Escrow Account (i) to Buyer, an amount by which the Post-Closing Adjustment is less than $0 (up to the amount then remaining in the Closing Adjustment Escrow Account) and (ii) to the Key Shareholders as directed by the Shareholders’ Representative, any amounts then remaining in the Closing Adjustment Escrow Account (after reduction pursuant to the foregoing clause (i)). If the amount to be paid to Buyer pursuant to clause (i) of the previous sentence exceeds the Closing Adjustment Escrow Amount, the Key Shareholders shall pay Buyer such amount in excess of the Closing Adjustment Escrow Amount by wire transfer of immediately available funds to such account as is directed by Buyer within five (5) Business Days of the Determination Date, or, at Buyer’s option, Buyer and Shareholders’ Representative shall submit joint written instructions to the Escrow Agent to release from the Retention Escrow Account to Buyer such amount in excess of the Closing Adjustment Escrow Amount. In the event the Post-Closing Adjustment is a positive number, then within five (5) Business Days of the Determination Date, Buyer and Shareholders’

Representative shall submit joint written instructions to the Escrow Agent to release the Closing Adjustment Escrow Amount to the Paying Agent and Buyer shall deposit with the Paying Agent the amount of the Post-Closing Adjustment by wire transfer of immediately available funds to be paid (i) first, to the Key Shareholders an amount of the Post-Closing Adjustment equal to the Closing Adjustment Escrow Amount; and (ii) second, any amounts then-remaining (after reduction pursuant to the foregoing clause (i)) to each Shareholder and Optionholder in accordance with their Pro Rata Portion; provided, that the portion of any such amounts payable to Optionholders may, if so directed by the Shareholders’ Representative, be remitted to the Surviving Corporation for payment to such Persons through the Surviving Corporation’s payroll procedures after applicable Tax withholding pursuant to Section 1.10, and the Surviving Corporation shall make such payments as directed by the Shareholders’ Representative promptly following receipt thereof. The “Determination Date” means (A) the date of acceptance of the Closing Statement and Post-Closing Adjustment by Shareholders’ Representative or (B) if there are Disputed Amounts then the date of resolution of the Disputed Amounts in accordance with this Section 1.08(d).

(e) The parties hereto agree that any payment made pursuant to this Section 1.08 shall be treated for all purposes as an adjustment to the Merger Consideration, unless otherwise required by applicable Law.

1.09 Appraisal Rights. Each share of Common Stock that is issued and outstanding immediately prior to the Effective Time and is held by a Person who, in accordance with A.R.S. Section 10-1302, (i) has not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights (whether before or after the date of this Agreement) and (ii) has properly demanded appraisal of such share of Common Stock, and not effectively withdrawn, lost or failed to perfect their rights to appraisal, will not, at the Effective Time, be converted into the right to receive any portion of the Merger Consideration and instead will be cancelled and retired and shall cease to exist and shall represent only the right to receive payment from the Surviving Corporation with respect thereto as provided by the A.R.S., unless and until the holder of any such share has failed to perfect or has effectively withdrawn or lost his, her or its right to appraisal and payment under the A.R.S, in which case such share will thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive, upon surrender of such Certificate in accordance with ARTICLE I, without interest, in accordance with this Agreement, the Merger Consideration. From and after the Effective Time, no Shareholder who has demanded appraisal rights will be entitled to vote his, her or its shares of Common Stock for any purpose or to receive payment of dividends or other distributions on his, her or its shares (except dividends or other distributions payable to Shareholders of record at a date prior to the Effective Time). Any shares of Common Stock for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or failed to be perfected, in each case, in accordance with this Section 1.09 and the A.R.S, are referred to in this Agreement as “Dissenting Shares.” The Company will give Buyer prompt notice of any demands for appraisal received by the Company, including any Shareholder’s notice of their intent to demand payment pursuant to the A.R.S. that the Company receives, withdrawals of such demands and any other instruments served pursuant to the A.R.S. and received by the Company.

1.10 Withholding Rights. Buyer, Merger Sub, the Company or the Paying Agent will be entitled to deduct and withhold from the Merger Consideration all Taxes that Buyer or the Company are required to deduct and withhold under any applicable provision of Law; provided, however, that the Person intending to deduct or withhold shall use commercially reasonable efforts to notify such Persons of any amounts otherwise payable to such Persons that it intends to deduct and withhold at least five (5) Business Days prior to the due date for any relevant payment, and the Person intending to withhold with respect to such payments shall provide reasonable details regarding the provisions of Law that requires such deduction or withholding and provide such Persons with an opportunity to provide any applicable form, certification or other documentation or information to reduce or eliminate such deduction or withholding. All such amounts withheld and properly paid over to the appropriate Taxing Authority shall be treated as having been paid to the person in respect of whom such deduction and withholding was made.

ARTICLE II

CLOSING

2.01 The Closing. In lieu of an in-person meeting, the closing of the transactions contemplated hereby, including the Merger (the “Closing”) will be accomplished remotely by teleconference and electronic exchange of documents (in .pdf or image format) on the date of this Agreement at 10:00 a.m., Eastern Standard Time unless another time, date or place is agreed to in writing by Buyer and the Company. All deliveries by one party to any other party or parties at the Closing shall be deemed to have occurred simultaneously and none shall be effective unless and until all have occurred, unless Buyer and the Company agree otherwise. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

2.02 Certain Closing Deliveries. Subject to the terms and conditions in this Agreement, the parties will make the following deliveries at the Closing:

(a) Buyer will deliver each of the payments it is required to deliver under Section 1.06.

(b) Buyer will deliver to each of the Company and the Shareholders’ Representative copies certified by a duly authorized officer of Buyer of (i) the resolutions or consents of the boards of directors of each of Buyer and Merger Sub approving this Agreement and the Merger, and (ii) the unanimous written consent of Buyer, as the sole Shareholder of Merger Sub, approving this Agreement and the Merger.

(c) The Company will deliver to Buyer:

(i) a certificate dated as of the Closing Date, duly executed by the Secretary (or equivalent officer) of the Company, given by him or her on behalf of the Company, certifying as to (A) an attached copy of the Company Charter Documents and stating that the same has not been amended, modified, revoked or rescinded, and (B) an attached copy of the resolutions of each of the board of directors and the Shareholders of the Company adopting this Agreement and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and stating that such resolutions have not been amended, modified, revoked or rescinded;

(ii) a certificate from the Arizona Corporation Commission as to the good standing of the Company as of a date not more than ten (10) Business Days prior to the Closing Date;

(iii) a certificate in compliance with Treasury Regulations Section 1.1445-2(c), certifying that no interests in the Company are U.S. real property interests within the meaning of Section 897 of the Code and the Treasury Regulations, together with an accompanying notice in compliance with Treasury Regulations Section 1.897-2(h)(2);

(iv) the Company’s stock transfer books and ledger; provided, that the parties hereto acknowledge and agree that delivery of such stock transfer books and ledger shall be satisfied by the Company making such stock transfer books and ledger available to Buyer at the Company’s principal place of business;

(v) the Payoff Letters and all instruments and documents necessary to release any and all Liens securing Indebtedness of the Company and its Subsidiaries, including any necessary UCC termination statements or other releases;

(vi) the consents from third parties set forth on Section 2.02(c)(vi) of the Company Disclosure Schedule;

(vii) resignation letters as officers and directors duly executed by the persons set forth on Section 2.02(c)(vii) of the Company Disclosure Schedule;

(viii) the Estimated Closing Statement in accordance with Section 1.05;

(ix) proof of termination of the Company Incentive Plans;

(x) proof the Company (a) ceased contributions to, and adopted written resolutions (or take other necessary and appropriate action(s)) to terminate the Company’s 401(k) retirement plan (the “401(k) Plan”) in compliance with the requirements of applicable Law, no later than the day immediately before the Closing Date (the “401(k) Termination Date”), (b) made all employee and employer contributions to the 401(k) Plan on behalf of all participants for all periods of service prior to the 401(k) Termination Date, and (c) fully vested all participants under the 401(k) Plan, such termination, cessation of contributions and vesting to be effective no later than the 401(k) Termination Date; and

(xi) an amendment to that certain Amended and Restated Management Services Agreement, dated as of December 31, 2019, by and between the Company and Entrepix Medical, LLC (the “Medical MSA”), in the form attached hereto as Exhibit E.

(d) Each of Buyer and the Shareholders’ Representative will duly execute and deliver to the other, and to the Escrow Agent, the Escrow Agreement.

(e) Each of Buyer and the Shareholders’ Representative will duly execute and deliver to the other, and to the Paying Agent, the Paying Agent Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in a disclosure schedule of even date herewith and delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement and referring by numbered section (and, where applicable, by lettered subsection) to the representations and warranties in this ARTICLE III (the “Company Disclosure Schedule”), the Company represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

3.01 Organization; Good Standing; Jurisdictions. The Company is a corporation duly organized, validly existing and in good standing under the Laws of Arizona and has all requisite corporate power and authority to own, lease and operate the Assets and to carry on the Business as currently conducted. Section 3.01 of the Company Disclosure Schedule sets forth each jurisdiction in which the Company or its Subsidiaries is licensed or qualified to do business, and the Company or its applicable Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business as currently conducted makes such licensing or qualification necessary.

3.02 Authorization of Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations under this Agreement and each such other Transaction Document, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the board of directors and Shareholders of the Company and, except for the filing of the Statement of Merger with the Arizona Corporation Commission pursuant to A.R.S. Section 10-1103, no other Legal Proceedings or Order on the part of the Company are necessary to authorize this Agreement and each such other Transaction Document, or to consummate the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which it is a party has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each other Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.03 Conflicts; Consents of Third Parties.

(a) Except as set forth on Section 3.03(a) of the Company Disclosure Schedule, none of the execution, delivery and performance by the Company of this Agreement or any of the other Transaction Documents to which the Company is a party, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company or its Subsidiaries to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the Assets of the Company or its Subsidiaries under, any provision of (i) the Company Charter Documents, (ii) any Company Contract or Permit to which the Company is a party or by which any of the Assets of the Company are bound, (iii) any Order applicable to the Company or any of the Assets of the Company or its Subsidiaries or (iv) any applicable Law.

(b) No consent, waiver, approval, Order, authorization of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of the Company or its Subsidiaries in connection with (i) the execution, delivery and performance of this Agreement or any other Transaction Document, the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit to which the Company or its Subsidiaries is a party or by which any of the Assets of the Company or its Subsidiaries are bound.

3.04 Shares; Title; Capitalization.

(a) Section 3.04(a) of the Company Disclosure Schedule sets forth the authorized and outstanding number and class of the Shares and the name of each holder thereof together with the number of Equity Interests held by such holder and any beneficial holders thereof. The Shares have been duly authorized and validly issued, and are fully paid and non-assessable, have been issued in compliance with all Laws and the Company Charter Documents and none of such Shares have been issued in violation of any preemptive or similar rights.

(b) Except for the Company Incentive Plans, the Company has not adopted, sponsored or maintained any stock option plan or any other plan, agreement or arrangement providing for equity-related compensation to any Person. All outstanding Company Options have been issued under the

Company Incentive Plans, and no equity-based awards (whether payable in shares, cash or otherwise) have been granted outside of the Company Incentive Plans to any employees, officers, directors, consultants, agents, advisors or independent contractors of the Company or its Subsidiaries. As of the date of this Agreement, 423,204 Shares remain reserved for issuance for future awards pursuant to the 2005 Incentive Plan and 17,900 Shares are subject to currently outstanding awards under the 2005 Incentive Plan, 7,700 of which were vested and exercisable as of the date of this Agreement. As of the date of this Agreement, the Company has reserved 1,500,000 Shares that may be subject to awards and sold under the 2019 Incentive Plan to employees, officers, directors, consultants, agents, advisors and independent contractors of the Company, of which (i) 925,000 shares are subject to currently outstanding awards under the 2019 Incentive Plan, 845,000 of which were vested as of the date of this Agreement, and (ii) 575,000 shares remain available for future awards and sales under the 2019 Incentive Plan. Except as set forth on Section 3.04(b) of the Company Disclosure Schedule, the Company has not issued any awards under the Company Incentive Plans other than Company Options. Section 3.04(b) of the Company Disclosure Schedule lists each outstanding and unexercised Company Option as of the date of this Agreement, the holder thereof, the date of grant, the total number of Shares covered thereby, the Company Incentive Plan under which the Company Option was issued, whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code, the country in which the Company Option was granted, the vesting schedule, whether such Company Option is “early exercisable”, and the exercise price for each Company Option. The Company Options are held of record by the holders as set forth in Section 3.04(b) of the Company Disclosure Schedule free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws or under the Company Incentive Plans), and were issued in all material respects in accordance with the applicable Company Incentive Plan, all applicable Laws, the Company Charter Documents and all Contracts to which the Company, its Subsidiaries, or any Shareholder is a party. The treatment of each outstanding Company Option under Section 1.06(b) hereof, is permitted under the applicable Company Incentive Plan under which such award was granted and under applicable Law without obtaining the consent of or the provision of advanced notice to any holder of such Company Options. A true, correct and complete copy of the Company Incentive Plans, all forms of agreement and instruments or Contracts relating to or issued under the Company Incentive Plans and each agreement for awards under the Company Incentive Plans that does not conform to the standard agreements under the Company Incentive Plans have been made available to Buyer, and except as set forth herein or required to effectuate the transactions contemplated hereby, there are no agreements, understandings or commitments to amend, modify or supplement the Company Incentive Plans or any Contracts related to any award under the Company Incentive Plans. No Company Options are subject to any right of rescission, right of first refusal or preemptive right (other than any such rights which are held by the Company). All Shares issued upon exercise thereof have been granted and issued, and all exercises of Company Options have been made, in all material respects in accordance with the terms of the applicable Company Incentive Plan and in compliance with applicable Law and all requirements set forth in applicable Contracts and each such grant, exercise and issuance was properly accounted for in the financial statements (including the related notes) of the Company. No Company Option has been granted with an exercise price less than the fair market value of a share of Company, determined in accordance with the requirements of Section 409A and 422 of the Code on the date on which the grant of such Company Option was by its terms to be effective. All Company Options are exempt from application of Section 409A of the Code.

(c) Other than the Company Options, the Company has not granted any outstanding options, warrants, rights or other securities convertible into, or exchangeable or exercisable for, the Shares, and there are no (i) Contracts that obligate the Company to purchase, redeem or otherwise acquire any of its outstanding Shares; (ii) share appreciation rights, share unit, phantom equity or similar plans or agreements with respect to the Company; or (iii) stockholder agreements, voting trusts, proxies, or similar Contracts to which the Company is a party with respect to the Equity Interests of the Company. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the

Company’s holders of the Shares may vote are issued or outstanding. There are no preemptive or similar rights to purchase or otherwise acquire any Equity Interests in the Company from the Company and, other than as contemplated hereby, the Company is not a party to any Contract with respect to the sale or voting of any of its Equity Interests (whether outstanding or issuable upon conversion or exercise of outstanding securities).

(d) Section 3.04(d) of the Company Disclosure Schedule lists all holders of Company Indebtedness and current amounts outstanding (the “Closing Indebtedness Holders”). Except as set forth on Section 3.04(d) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries have Liabilities in respect of any Indebtedness.

(e) Except as set forth on Section 3.04(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, (i) owns, directly or indirectly, beneficially or of record, or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity or (ii) is under any obligation to make any loan, capital contribution or other investment in any corporation, organization or entity other than a direct or indirect wholly owned Subsidiary of the Company.

3.05 Company Records.

(a) The Company has made available to Buyer true, correct and complete copies of the articles of incorporation and bylaws of the Company and all amendments thereto through the date hereof, and any other organization or governing documents of the Company (collectively, the “Company Charter Documents”) and its Subsidiaries. All such Company Charter Documents are in full force and effect and the Company is not in violation of any provisions therein.

(b) The minute books and resolutions of the Company made available to Buyer contain true, correct and complete records of all meetings and accurately reflects all actions of the Shareholders and the board of directors of the Company (including committees thereof) as of the date of this Agreement. The stock certificate books and transfer ledgers of the Company made available to Buyer are true, correct and complete as of the date of this Agreement.

3.06 Financial Statements.

(a) Section 3.06(a) of the Company Disclosure Schedule contains true, correct and complete and copies of (i) the reviewed consolidated balance sheet of the Company and its Subsidiaries as of February 28, 2021 and the related statements of income and shareholders’ capital and statement of cash flows for the fiscal year then ended, (ii) the reviewed consolidated balance sheet of the Company and its Subsidiaries as of February 28, 2022 and the related statements of income and shareholders’ capital and statement of cash flows for the fiscal year then ended, and (iii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of October 31, 2022 and the related statements of income and shareholders’ capital and statement of cash flows for the 8-month period then ended (such statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements has been prepared in accordance with GAAP consistently applied throughout the periods presented and presents fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated therein. For the purposes hereof, the unaudited balance sheet of the Company and its Subsidiaries as of October 31, 2022 is referred to as the “Balance Sheet” and October 31, 2022 is referred to as the “Balance Sheet Date.”

(b) The Company has devised and maintains a system of internal accounting controls to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company maintains accurate books and records reflecting the Company’s assets and liabilities and maintains proper and adequate internal accounting and record-keeping controls that provide reasonable assurance that: (i) the Company maintains no off-the-book accounts and the Assets are used only in accordance with management’s directives; (ii) transactions are executed in accordance with management’s authorizations; (iii) transactions are recorded as necessary to permit preparation of financial statements consistent with past practice and to maintain asset accountability; (iv) access to the Assets is permitted only in accordance with management’s authorization; (v) the recorded accounting for the Assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; (vi) accounts, notes and other receivables and inventory are recorded accurately consistent with past practice and do not include any amounts for which there is no written contractual commitment to pay, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis; and (vii) the Company maintains records in accordance with statutory records retention requirements.

(c) The accounts receivable reflected on the Financial Statements and the accounts receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by the Company or its Subsidiaries involving the rendering of services or sale of products in the Ordinary Course of Business; and (ii) constitute only valid, undisputed claims of the Company or its Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business and subject to a reserve for bad debts shown on the Financial Statements or, with respect to accounts receivable arising after the Balance Sheet Date in the Ordinary Course of Business, on the accounting records of the Company. The reserve for bad debts shown on the Financial Statements or, with respect to accounts receivable arising after the Balance Sheet Date in the Ordinary Course of Business, on the accounting records of the Company, has been determined in accordance with GAAP, consistently applied. All accounts payable reflected on the Balance Sheet, and accounts payable arising after the Balance Sheet Date and reflected on the books and records of the Company and its Subsidiaries, have arisen in the Ordinary Course of Business.

3.07 No Undisclosed Liabilities. Neither the Company nor its Subsidiaries have Liabilities of any kind other than those (a) adequately reflected in, reserved against or otherwise described in the Balance Sheet, (b) incurred in the Ordinary Course of Business since the Balance Sheet Date, (c) Transaction Expenses and obligations under this Agreement or (d) executory obligations pursuant to any Contract.

3.08 Absence of Certain Changes. Except as expressly contemplated by this Agreement or as set forth on Section 3.08(a) of the Company Disclosure Schedule:

(a) between the Balance Sheet Date and the date of this Agreement (i) the Company and its Subsidiaries have conducted their business only in the Ordinary Course of Business, (ii) a Material Adverse Effect has not occurred and (iii) neither the Company nor its Subsidiaries have:

(i) declared, set aside, made or paid any dividend or other distribution in respect of the Shares or repurchased, redeemed or otherwise acquired any outstanding Shares or other securities of, or other ownership interests in, the Company or its Subsidiaries, except for (i) repurchases of Shares pursuant to repurchase rights arising upon termination of service of any employee, manager or consultant of the Company or its Subsidiaries and (ii) cash dividends or distributions to Shareholders, but only to the extent such dividends or distributions would not result in Closing Net Working Capital being less than the Working Capital Threshold;

(ii) transferred, issued, granted, delivered or sold or authorized or proposed the issuance, delivery or sale of, any Shares or securities convertible into, or subscriptions, rights,

warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(iii) effected any recapitalization, reclassification, stock split or like change in the capitalization of the Company;

(iv) amended the Company Charter Documents;

(v) (i) increased the compensation or benefits of any present or former officer, employee, director, independent contractor or consultant of the Company or its Subsidiaries, (ii) granted any new right to severance or termination pay to any present or former officer, employee, director, independent contractor or consultant of the Company or its Subsidiaries, (iii) loaned or advanced any money or other property to any present or former officer, employee, director, independent contractor or consultant of the Company or its Subsidiaries except as set forth on Section 3.08(a) of the Company Disclosure Schedule, (iv) established, adopted, entered into, amended or terminated any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement except as set forth on Section 3.08(a) of the Company Disclosure Schedule, or (v) granted any equity or equity-based awards;

(vi) terminated any employees, independent contractors or consultants of the Company or its Subsidiaries unless for cause as defined under applicable Law except in each case, other than in the Ordinary Course of Business;

(vii) issued, created, incurred, assumed or guaranteed any Indebtedness other than Transaction Expenses;

(viii) failed to pay and discharge Current Liabilities when due except where disputed in good faith by appropriate proceedings;

(ix) directly or indirectly acquired any material properties or assets, sold, assigned, licensed, transferred, conveyed, leased or otherwise disposed of any of the material properties or Assets of the Company or its Subsidiaries or encumbered or subjected to any Lien or allowed or suffered to be encumbered any of the material properties or Assets of the Company or its Subsidiaries, in each case, whether tangible or intangible;

(x) engaged in any new business, invested in, made a loan, advance or capital contribution to, or otherwise acquired the securities of any other Person;

(xi) (i) canceled or compromised any debt or claim or waive or release any material right of the Company or its Subsidiaries other than in the Ordinary Course of Business, (ii) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business or (iii) delayed or accelerated payment of any account payable in advance of its due date or the date such Liability would have been paid in the Ordinary Course of Business;

(xii) entered into commitments for capital expenditures of the Company or its Subsidiaries in excess of $10,000 for all commitments in the aggregate;

(xiii) entered into any labor or collective bargaining or similar agreement, through negotiation or otherwise, or made any commitment or incurred any Liability to any labor organization with respect to the Company or its Subsidiaries, except when required by applicable Law or Order;

(xiv) made a material change in its financial or tax accounting principles, methods, policies or practices;

(xv) (i) made, revoked or changed any election with respect to Taxes, (ii) settled or compromised any Tax audit, claim, or assessment or any Liability for Taxes, (iii) filed any amendment to a Tax Return, (iv) entered into any closing agreement or obtained any Tax ruling or seek to change any Tax accounting period, (v) surrendered any right to claim a material refund of Taxes, (vi) consented to any extension or waiver with respect to any Tax claim, assessment, or Liability, (vii) taken any action that would have the effect of increasing the Tax liability of Buyer or the Company and its Subsidiaries in respect of any taxable period or portion thereof ending after the Closing Date or (viii) prepared or filed any Tax Return (other than an amendment to a Tax Return) in a manner inconsistent with past practice;

(xvi) adopted a plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation or other reorganization, other than this Agreement;

(xvii) commenced any Legal Proceeding, except with respect to matters arising under or in connection with this Agreement or the transactions contemplated hereby;

(xviii) released, assigned, compromised, settled or agreed to settle any Legal Proceeding material to the Company or its Subsidiaries or any of their properties or Assets;

(xix) granted to any Person any license, sublicense, covenant not to sue, immunity, authorization, release or other right with respect to any Intellectual Property, or assigned or transferred to any Person any rights to any Intellectual Property;

(xx) failed to (i) pay any annuity or any filing, prosecution, maintenance or other fee or file any document, response to office action or other filing in connection with any Company Intellectual Property Registrations when due or (ii) diligently prosecute and maintain all Company Intellectual Property Registrations;

(xxi) entered into any agreement for the creation or development by a third party (except for consultants or independent contractors engaged by the Company or its Subsidiaries in the Ordinary Course of Business pursuant to a Contract containing a present assignment of Intellectual Property rights to the Company or its Subsidiaries) of any material Intellectual Property, products or services for the Company or its Subsidiaries;

(xxii) canceled or amended any of the insurance policies listed on Schedule 3.18 of the Company Disclosure Schedule; or

(xxiii) agreed, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the transactions contemplated by this Agreement or any other Transaction Document.

(b) since the Balance Sheet Date neither the Company nor its Subsidiaries have suffered any damage, destruction or loss of any material property or material Asset, whether or not covered by insurance, except ordinary wear and tear in the Ordinary Course of Business.

3.09 Taxes.

(a) (i) All Tax Returns required to be filed by or on behalf of the Company and each of its Subsidiaries have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects, and (ii) all Taxes (whether or not shown or required to be shown on any Tax Return) due and payable by or on behalf of the Company and each of its Subsidiaries have been fully and timely paid. With respect to any Taxes where payment is not yet due or owing, the Company has established an adequate accrual for all such Taxes. Appropriate and sufficient accruals for Tax liabilities of the Company and each of its Subsidiaries as of the Balance Sheet Date are included in the Balance Sheet and will be included on the Closing Statement for periods through the Closing Date. All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company and each of its Subsidiaries.

(b) The Company and each of its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws. The Company and each of its Subsidiaries have timely and properly collected, remitted and reported all sales, use, goods and services, harmonized sales and value added Taxes. The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to record retention (including to the extent necessary to claim any exemption from sales or value added Tax collection and maintaining adequate and current resale certificates to support any such claimed exemption).

(c) The Company has made available to Buyer true, correct and complete copies of (i) all income, franchise and all other material Tax Returns of the Company and each of its Subsidiaries filed since January 1, 2018 and (ii) any audit or examination report issued relating to any Tax Returns or Taxes due from or with respect to the Company or any of its Subsidiaries.

(d) No Claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction. No Liens for Taxes exist with respect to any of the Assets, other than Permitted Exceptions.

(e) All deficiencies asserted or assessments made as a result of any examination by a Taxing Authority of any Tax Returns of, or including, the Company or any of its Subsidiaries have been fully and timely paid. There are no Legal Proceedings by any Taxing Authority pending or to the Knowledge of the Company, in progress, nor has the Company received any written notice from any Taxing Authority that such Taxing Authority intends to conduct such a Legal Proceeding.

(f) The Company and each of its Subsidiaries use the accrual method of accounting for income Tax purposes. The Company and each of its Subsidiaries (i) have not agreed to and are not required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law and do not have any Knowledge that any Taxing Authority has proposed any such adjustment, (ii) have not had and do not have any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Company or any of its Subsidiaries, (iii) have not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) have not been granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid or which extension has not yet expired, and (v) have not granted to any Person any power of attorney in force with respect to any Tax matter that will remain in force following the Closing Date.

(g) Neither the Company nor any of its Subsidiaries will be required to include any amount in income for any taxable period (or portion thereof) after the Closing Date as a result of (i) any change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) entering into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or non-U.S. Law) on or prior to the Closing Date, (iii) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (iv) any installment sale or open transaction disposition made on or prior to the Closing Date, (v) any prepaid amount received on or prior to the Closing Date, or (vi) an election under Section 965 of the Code.

(h) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it may have any obligation to make any payments after the Closing, other than customary indemnification provisions in commercial agreements that are not primarily related to Taxes.

(i) Neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Taxing Authority or has applied for or requested any such ruling or technical advice memorandum or similar document from any Taxing Authority.

(j) Neither the Company nor any of its Subsidiaries is or has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes (other than the group of which the Company is the parent) and neither the Company nor any of its Subsidiaries has any Liability for Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any comparable provision of state, local or non-U.S. Law).

(k) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(l) There is no taxable income of the Company or any its Subsidiaries that will be required under applicable Law to be reported by Buyer or the Company or any of their Affiliates for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

(m) The Company and each of its Subsidiaries have disclosed on their U.S. federal income Tax Returns all positions taken therein that could give rise to substantial understatement of U.S. federal income tax within the meaning of Section 6662 of the Code and have not engaged in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b).

(n) Neither the Company nor any of its Subsidiaries has engaged in a trade or business in any country outside the country of its formation or incorporation, has or has had a permanent establishment in any country other than the country of its formation or incorporation, or has engaged in any transaction subject to Tax in a jurisdiction outside the country of its formation or incorporation.

(o) Each of the Company and Entrepix International, Inc. has been treated as a C corporation for U.S. federal and applicable state and local income tax purposes since the date of its formation. Section 3.9(o) of the Company Disclosure Schedule sets forth for each Subsidiary of the Company organized or incorporated outside of the United States: (i) the current classification, for U.S. federal income tax purposes, of such Subsidiary, (ii) the date of formation of such Subsidiary, and (iii) if applicable, the date of any entity classification election made with respect to such Subsidiary for U.S. federal income tax purposes.

(p) Neither the Company nor any of its Subsidiaries has transferred any intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code. Neither the Company nor any of its Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code. Neither the Company nor any of its Subsidiaries is subject to the dual consolidated loss provisions of Section 1503(d) of the Code (or has any current or potential Tax liability thereunder).

(q) Neither the Company nor any of its Subsidiaries has been or is currently the beneficiary of any Tax exemption, Tax holiday, Tax credit or other Tax incentive from any Taxing Authority or Governmental Authority.

(r) All related party transactions involving the Company and each of its Subsidiaries are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local, or non-U.S. Tax Laws) and neither the Company nor any of its Subsidiaries has any liability under Section 482 of the Code (or any similar provision of state, local, or non-U.S. Tax Laws). All payments to Entrepix Exports, Inc. and deductions with respect thereto have been made in accordance with applicable Law, and the Company and each of its Subsidiaries have complied with all applicable documentation and record-keeping requirements with respect thereto.

(s) Neither the Company nor any of its Subsidiaries is a party to or member of any joint venture, partnership, limited liability company or other arrangement or Contract, which is treated as a partnership for U.S. federal income Tax purposes.

(t) Except as set forth on Section 3.09(t) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has: (i) deferred payment of the employer or employee portion of any Tax pursuant to the COVID-19 Tax Acts or the CARES Act, or (ii) claimed the employee retention credit pursuant to Section 2301 of the CARES Act or any other Tax credit applicable to employment Taxes under any provision of the 2020 U.S. Tax Acts.

(u) The Company and each of its Subsidiaries have filed all reports, forms or filings, including any required Report of Foreign Bank and Financial Accounts on U.S. Financial Crimes Enforcement Network Form 114 required to be filed with respect to any non-U.S. bank or financial account.

(v) No Subsidiary of the Company organized outside of the United States has any “subpart F income” as defined in Section 952 of the Code or any “global intangible low-taxed income” as defined in Section 951A(b) of the Code for the current taxable year.

For purposes of this Section 3.9, any reference to the Company shall be deemed to include any past Subsidiaries of the Company and any Person that merged into or was liquidated into the Company or any of its Subsidiaries, other than Entrepix Medical.

3.10 Real Property.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by the Company or any of its Subsidiaries as lessee or sublessor (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and such related properties being referred to herein individually as a “Company Property” and collectively as the “Company Properties”), and such list includes (i) the landlord under each Real Property Lease, (ii) the rental amount currently being paid under each Real Property Lease, and (iii) the expiration of the term of each Real Property Lease. Neither the Company nor any of its Subsidiaries currently own, and has never in the past owned, any real property. The Company Properties constitute all interests in real property currently used or currently held for use in connection with the Business. The Company has a valid and enforceable leasehold interest, free and clear of any Liens, other than Permitted Exceptions, under each of the Real Property Leases, and has not granted any other Person the right to occupy any of the premises subject to a Real Property Lease. All of the Company Properties are adequately maintained and suitable for the purpose of conducting the Business as currently conducted.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, with respect to each of the Real Property Leases: (i) such Real Property Lease is legal, valid and binding on the Company or its Subsidiaries and the other parties thereto, enforceable in accordance with its terms and in full force and effect; (ii) the consummation of the Closing does not require the consent of any other party to such Real Property Lease, will not result in a breach of or default under such Real Property Lease, and will not otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) the possession and quiet enjoyment of the rights and benefits granted to the Company or its Subsidiaries under such Real Property Lease have not been disturbed in any material respect; and (iv) neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach or default under such Real Property Lease.

(c) There are no written demands, claims or complaints by any Person alleging actual or potential liability, obligation or responsibility (collectively, “Claims”), Legal Proceedings or Orders pending or, to the Company’s Knowledge, threatened in writing against or affecting any of the Company Properties or any portion thereof or interest therein in the nature of condemnation or eminent domain proceedings. Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, no part of any Company Property is subject to any building or use restrictions that would restrict or prevent the present use and operation of such Company Property, and each Company Property is properly and duly zoned for its current use, and such current use is a conforming use. Since January 1, 2017, no Governmental Authority having jurisdiction over any Company Property has issued to the Company or any of its Affiliates or threatened in writing to issue any notice or Order or arbitration award that adversely affects the use or operation of any Company Property, or requires, as of the date hereof or a specified date in the future, any repairs or alterations or additions or improvements thereto, or the payment or deduction of any money, fee, exaction or property. All buildings and fixtures on the Company Properties are structurally sound, in good condition, working order and repair (ordinary wear and tear excepted), and none of the Company, the Shareholders or its or their Affiliates has received any written notice from any insurance company or bonding company of any defects or inadequacies in any Company Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. All water, gas, electrical, steam, compressed air, telecommunication, utility, sanitary and storm sewage lines and systems and other similar systems serving the Company Properties are fully operational and in working order and are sufficient to enable the Company Properties to continue to be used, occupied and operated in the manner currently being used, occupied and operated. Neither the Company nor any of its Subsidiaries has made any material alterations, additions or improvements to any of the Company Properties that may be required to be removed upon termination of the applicable Real Property Lease term.

3.11 Title to Assets. Either the Company or one of its Subsidiaries (a) has good and marketable title to or (b) has valid leasehold interests in or has valid contractual rights to use, in each case free and clear of all Liens (other than Permitted Exceptions), all of the Assets owned or used by the Company or its Subsidiaries. The Assets currently owned by the Company and its Subsidiaries are in good, working order (reasonable wear and tear and scheduled maintenance excepted) and are adequate and sufficient to permit Buyer to operate the Business from and after the Closing Date in the same manner as the Business is being conducted by the Company and its Subsidiaries as of the date hereof. Other than as set forth on Section 3.11 of the Company Disclosure Schedule, none of the Assets or the Business is used in, and there are no shared services between or among the Business and any other business of Shareholders, their respective Affiliates or any other Person. No Person other than the Company or one of its Subsidiaries owns any equipment or other personal property situated on the premises of the Company or its Subsidiaries, except for leased items that are subject to personal property leases.

3.12 Intellectual Property.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Intellectual Property Registrations (including the record owner(s) thereof) and (i) for each Domain Name, the registration date, any renewal date and name of registry, (ii) for each Copyright, each applicable number and date of registration or Copyright application (if any) by country, province and state, (iii) all actual or, to the Knowledge of the Company, threatened Legal Proceedings before any court, tribunal or other Governmental Authority (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any Company Intellectual Property Registrations and (iv) any actions that must be taken within ninety (90) days after the date hereof for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Intellectual Property Registrations, including the payment of any registration, maintenance or renewal fees or the filing of documents, applications or certificates or any responses to office actions. Section 3.12(a) of the Company Disclosure Schedule also sets forth a list of all (A) material unregistered and common law Trademarks used by the Company or its Subsidiaries, (B) material unregistered Copyrights for which an application has not been filed, excluding Company Software, (C) material unregistered designs for which an application has not been filed and (D) all actual or, to the Knowledge of the Company, threatened Legal Proceedings before any court, tribunal or other Governmental Authority related to any of the foregoing in (A) through (C).

(b) Each of the Company Intellectual Property Registrations is valid, enforceable and subsisting, all necessary registration, maintenance and renewal fees due as of the date of this Agreement in connection with such Company Intellectual Property Registrations have been made and all necessary documents, recordations and certificates in connection with such Company Intellectual Property Registrations have been filed with the relevant Governmental Authorities in the United States or other jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Company Intellectual Property Registrations. There are no materials, information, facts or circumstances, including any materials, information, facts or circumstances that would constitute prior art, that would render any of the Company Intellectual Property Registrations invalid or unenforceable or that would materially affect any pending applications for any Company Intellectual Property Registrations. All applications for Company Intellectual Property Registrations have been prosecuted in compliance with all applicable rules, policies and procedures of the relevant Governmental Authorities of the United States or other jurisdictions (as applicable) for prosecution of applications for issuance or registration of Intellectual Property. There are no Legal Proceedings, including interference, derivation, reexamination, inter partes review, covered business method review, reissue, opposition, nullity or cancellation proceedings, pending for or involving any of the Company Intellectual Property Registrations, and, to the Knowledge of the Company, no such Legal Proceedings are threatened or contemplated by any Governmental Authority or any other Person. No issuance or registration obtained and no application filed by the Company or its Subsidiaries has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company or its Subsidiaries have in reasonable business judgment decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application.

(c) No Owned Company Intellectual Property or Company Products are subject to any Legal Proceeding or Order restricting any use, transfer or licensing of such Owned Company Intellectual Property or Company Products by the Company or that affects the validity, use or enforceability of such Owned Company Intellectual Property. To the Knowledge of the Company, no Licensed Company Intellectual Property included in any Company Product or otherwise used or held for use by the Company or its Subsidiaries is subject to any Legal Proceeding or Order restricting any use, transfer or licensing of such Licensed Company Intellectual Property or Company Product by the Company or its Subsidiaries or that affects the validity, use or enforceability of such Licensed Company Intellectual Property.

(d) The Company owns, and has good and exclusive title to, all Owned Company Intellectual Property free and clear of any Liens and all Owned Company Intellectual Property is fully paid and not subject to any payments. All Owned Company Intellectual Property is fully transferable, alienable and licensable by the Company and can be amended and modified, in each case, without restriction and without payment of any kind to any Person.

(e) The Company and its Subsidiaries have a valid and enforceable license or other right to use, practice and exploit all Licensed Company Intellectual Property and all Owned Company Intellectual Property exclusively licensed to the Company and its Subsidiaries in the manner in which the foregoing Intellectual Property has been used, practiced and exploited, is being used, practiced or exploited or is intended by the Company and its Subsidiaries to be used, practiced or exploited by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries use, practice or exploit any Intellectual Property in connection with its business as currently conducted other than the Owned Company Intellectual Property and the Licensed Company Intellectual Property.

(f) No Person other than the Company has any ownership interest in or exclusive rights to any Intellectual Property used in the Company Products (other than Licensed Company Intellectual Property) or any Owned Company Intellectual Property or any improvements made by or for the Company to any Company Products or any Owned Company Intellectual Property.

(g) Neither the Company nor any of its Subsidiaries have (i) transferred ownership of, or granted any exclusive license or exclusive right under or with respect to, or authorized the retention of any exclusive right with respect to or joint ownership of, any Intellectual Property that is or was at any time owned or purported to be owned by the Company or its Subsidiaries to any other Person, (ii) permitted the Company or its Subsidiaries’ rights in any Owned Company Intellectual Property to lapse or enter the public domain or (iii) granted to any Person any right to bring any claim or cause of action arising out of or related to infringement, misappropriation or violation of any Owned Company Intellectual Property.

(h) Neither the Company nor any of its Subsidiaries have made, directly or indirectly, any commitments, promises, submissions, suggestions, statements or declarations to any standards-setting bodies, industry groups or other similar organizations (“Standards Organizations”) (including any commitments, promises, submissions, suggestions, statements or declarations that would obligate the Company or its Subsidiaries to grant licenses to any Person or otherwise impair or limit the Company or its Subsidiaries’ control of any Owned Company Intellectual Property), (ii) neither the Company, its Subsidiaries, nor any Company Intellectual Property is subject to any membership agreements, bylaws, practices or policies of any Standards Organization (including with respect to licensing or non-assertion or any obligation or requirement that would impair or limit the Company or its Subsidiaries’ control of any Owned Company Intellectual Property), (iii) no Company Intellectual Property has been identified by the Company, its Subsidiaries, or, to the Knowledge of the Company, any other Person as essential to any Standards Organization or any standard promulgated by any Standards Organization and (iv) no Company Intellectual Property is essential to any Standards Organization or any standard promulgated by any Standards Organization. Neither the Company nor any of its Subsidiaries implement any standard or specifications in any Company Products that would require the grant of a Patent license to any Person.

(i) The Company and its Subsidiaries have required each current and former director, officer, employee, independent contractor and consultant of the Company and its Subsidiaries who has contributed to the creation or development of any Company Products or Intellectual Property for or on behalf of the Company or its Subsidiaries to sign a valid, binding and enforceable agreement that includes

(i) confidentiality obligations in favor of the Company and (ii) an irrevocable, present assignment to the Company of all right, title and interest in and to all Intellectual Property created or developed by such Person in the scope of such Person’s employment by or engagement with the Company (including the rights to transfer, license, amend and modify such Intellectual Property) (collectively, the “Invention Assignment Agreements”). The Company has made available to Buyer true, correct and complete copies of all Invention Assignment Agreements. No current or former director, officer, employee, contractor or consultant of the Company or its Subsidiaries has ever excluded any Intellectual Property from any Invention Assignment Agreement executed by such Person in connection with such Person’s employment by or engagement with the Company or its Subsidiaries. Section 3.12(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all consultants and independent contractors (individuals and entities) used by the Company or its Subsidiaries in connection with the creation or development of any Company Product or any of the Company Intellectual Property.

(j) The Company and its Subsidiaries have paid, in full, all mandatory compensation to employees, contractors and consultants in relation to all Company Intellectual Property, and neither this Agreement nor any transactions contemplated by this Agreement will result in any further amounts being payable to any current or former employees, contractors or consultants of the Company or its Subsidiaries in relation to any Company Intellectual Property.

(k) There is no Order or other governmental prohibition or restriction on the use, practice or exploitation of any Company Intellectual Property in any jurisdiction in which the Company or any of its Subsidiaries currently conducts, has conducted or currently contemplates conducting business or on the export or import of any of the Company Intellectual Property or Company Products from or to any jurisdiction.

(l) To the Knowledge of the Company, neither the operation of the Business as previously or currently conducted or as currently proposed by the Company or its Subsidiaries to be conducted (including the design, development, manufacture, having manufactured, use, import, export, sale, offering for sale, provision, reproduction, display, performance, modification, licensing, disclosure, support, maintenance or other exploitation of Company Products) nor the use, practice or exploitation of any Company Intellectual Property: (i) infringes or violates, has infringed or violated, or will infringe or violate any Intellectual Property of any Person; (ii) constitutes or results from a misappropriation or misuse of, has constituted or resulted from a misappropriation or misuse of, or will constitute or result from a misappropriation or misuse of any Intellectual Property of any Person; (iii) otherwise violates, has violated, or will violate any rights of any Person (including any right to privacy); or (iv) constitutes, has constituted, or will constitute unfair competition or trade practices. Neither the Company nor any of its Subsidiaries have received notice from any Person of any claim (A) alleging any infringement, misappropriation, misuse, violation or unfair competition or trade practices with respect to any Intellectual Property, (B) that the Company or its Subsidiaries must license from any Person or refrain from using any Intellectual Property or (C) challenging the validity, enforceability, effectiveness or ownership by the Company or its Subsidiaries of any of the Owned Company Intellectual Property. To the Knowledge of the Company, no such claim is threatened by any Person and no valid basis exists for any such claim. Neither the Company nor any of its Subsidiaries have received any opinion of counsel regarding any allegation of infringement relating to the operation of the Business or any Company Products or Owned Company Intellectual Property.

(m) Section 3.12(m)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Outbound Intellectual Property Contracts. None of the Outbound Intellectual Property Contracts (i) cover or apply to any Intellectual Property of any Affiliates of the Company and (ii) would, after the Closing, apply to Buyer or its Affiliates other than the Company and its Subsidiaries. Section 3.12(m)(ii) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Inbound

Intellectual Property Contracts, excluding Contracts that grant to the Company or any of its Subsidiaries any license for off-the-shelf software that is available on standard terms through commercial distributors, in consumer retail stores or through online distribution sources for a license fee of less than $25,000 in the aggregate (“Off-the-Shelf Software”). Neither the Company nor any of its Subsidiaries have been subjected to an audit of any kind in connection with any Inbound Intellectual Property Contracts or received any notice of any intent to conduct any such audit. The Company has made available to Buyer true, correct and complete copies of all Intellectual Property Contracts other than for Off-the-Shelf Software.

(n) No Company Products have been supplied or provided by the Company or its Subsidiaries (and neither the Company nor any of its Subsidiaries have agreed to supply or provide any Company Products) to any Person other than pursuant to the Outbound Intellectual Property Contracts. Neither the Company nor any of its Subsidiaries have received from nor provided to any Person any Intellectual Property other than pursuant to the Intellectual Property Contracts.

(o) Immediately following the Closing, the Company or its Subsidiaries will be permitted to exercise all of the rights under all Intellectual Property Contracts to the same extent the Company or its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments that the Company would otherwise have been required to pay had such transactions not occurred.

(p) Neither this Agreement nor any transactions contemplated by this Agreement will result in any of the following under or pursuant to any Contracts to which the Company or any of its Subsidiaries is a party or by which any of the Assets are bound: (i) any Person being granted rights or access to, or the placement in or release from escrow of, any source code or other Intellectual Property, (ii) Buyer or any of its Affiliates granting to any Person any ownership interest in, or any license, covenant not to sue or right under or with respect to, any Intellectual Property or (iii) Buyer or any of its Affiliates or any of their Intellectual Property rights being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses.

(q) Except as set forth on Section 3.12(q) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have an obligation to compensate or account to any Person for the use, practice or exploitation of any Company Intellectual Property.

(r) Section 3.12(r) of the Company Disclosure Schedule sets forth a true, correct and complete list of all (i) software owned by or developed by or for the Company or its Subsidiaries (“Company Software”), (ii) software not owned by the Company or its Subsidiaries that is incorporated or embedded in or bundled with any Company Software and (iii) software, firmware or other technology components not owned by the Company or its Subsidiaries that are incorporated in, provided with or used by the Company or its Subsidiaries in connection with the development, use, exploitation, support or maintenance of any Company Products.

(s) All use and distribution of Company Software, Company Products and Open Source Materials by or through the Company or its Subsidiaries is in full compliance with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements. Section 3.12(s) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Open Source Materials used in any Company Software or Company Products or otherwise by the Company or its Subsidiaries, including in development or testing of any Company Software or Company Products, and (i) identifies the Open Source License applicable thereto, (ii) identifies, where available, a URL at which such Open Source Materials are available and at which such Open Source License is identified, (iii) describes the manner in which such Open Source Materials were or are used, (iv) states whether (and, if so, how) such Open Source

Materials were modified by or for the Company or its Subsidiaries, (v) states whether such Open Source Materials were distributed by or for the Company or its Subsidiaries, (vi) states whether such Open Source Materials were used, offered or made available on a hosted or similar basis by or for the Company or its Subsidiaries and (vii) describes how such Open Source Materials are integrated with or interact with the Company Software or Company Products or any portion thereof. Neither the Company nor any of its Subsidiaries have (A) incorporated or embedded any Open Source Materials into, or combined or linked any Open Source Materials with, any Company Software or Company Products or (B) distributed any Open Source Materials in conjunction with or for use with any Company Software or Company Products, except as described in Section 3.12(s) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries have incorporated any Copyleft Materials into any Company Software or Company Products or used any Copyleft Materials, in each case, in a manner that requires the Company Software or Company Products, any portion thereof, or any Company Intellectual Property, to be subject to Copyleft Licenses or requires the Company, any of its Subsidiaries, Buyer, or any of Buyer’s Affiliates to grant any Patent license or other Patent rights.

(t) The Intellectual Property owned by or validly licensed (pursuant to an enforceable written Inbound Intellectual Property Contract) to the Company and its Subsidiaries constitutes all Intellectual Property necessary and sufficient for the Company and its Subsidiaries to conduct its business as currently conducted and as currently proposed by the Company and its Subsidiaries to be conducted (including, as applicable, the design, development, manufacture, having manufactured, use, import, export, sale, licensing or other exploitation of Company Products). None of the transactions contemplated by this Agreement will alter, impair or otherwise adversely affect any rights of the Company or its Subsidiaries in any Company Intellectual Property.

(u) Section 3.12(u) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Contracts pursuant to which any Person (i) has been provided any Company Software or any software or firmware in any Company Products or (ii) has obtained or may obtain rights to receive any Company Software or any software or firmware in any Company Products, in each case, in source code form through or from the Company, its Subsidiaries, any escrow agent, or any other Person. Neither the Company nor any of its Subsidiaries have disclosed or delivered to any escrow agent or any other Person any of the source code for any Company Software or relating to any Company Intellectual Property, and no Person (other than any contractor or consultant that has executed an Invention Assignment Agreement) has any right, contingent or otherwise, to obtain access to or use any such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or reasonably could be expected to, result in the delivery, license or disclosure of any such source code to any Person who is not, as of the date of this Agreement, an employee of the Company or its Subsidiaries that has executed an Invention Assignment Agreement.

(v) Except as set forth on Section 3.12(v) of the Company Disclosure Schedule, no government, university, college, other educational institution, research center or non-profit institution (collectively, “Institutions”) provided or provides facilities or funding for the creation or development of any Owned Company Intellectual Property or Company Product. No Institutions have any rights in or with respect to any Owned Company Intellectual Property or Company Products or any developments of any Intellectual Property made by any current or former employee, contractor or consultant of the Company that relate in any manner to Owned Company Intellectual Property or Company Products. No current or former employee, contractor or consultant of the Company who was or is involved in, or who contributed or contributes to, the creation or development of any Owned Company Intellectual Property has performed services for any Institution during a period of time during which such employee, contractor or consultant was also performing services for the Company or its Subsidiaries.

(w) To the Knowledge of the Company, no Person has infringed, misappropriated,

misused or violated, or is infringing, misappropriating, misusing or violating, any Owned Company Intellectual Property. Neither the Company nor any of its Subsidiaries have made any claim against any Person alleging any infringement, misappropriation, misuse or violation of any Owned Company Intellectual Property.

(x) The Company and each of its Subsidiaries has taken steps to protect and maintain the confidentiality of, and the rights of the Company and its Subsidiaries in, Confidential Information, Personal Information and Trade Secrets in accordance with industry standard practices for comparable businesses. Without limiting the foregoing, the Company and its Subsidiaries has required each current and former director, officer, employee, contractor and consultant of the Company and its Subsidiaries to execute a valid, enforceable, binding, written agreement that provides reasonable protection for such Confidential Information and Trade Secrets and all current and former directors, officers, employees, contractors and consultants of the Company and its Subsidiaries with access to such Confidential Information or Trade Secrets have executed such an agreement. All disclosures by the Company and its Subsidiaries of any such Confidential Information or Trade Secrets have been made pursuant to a written agreement that provides reasonable protection for such Confidential Information and Trade Secrets. To the Knowledge of the Company, no Person has improperly disclosed or misappropriated any Company Trade Secrets.

(y) Section 3.12(y) of the Company Disclosure Schedule sets forth a true, correct and complete list of the top ten (10) Company Products (based on the dollar amount of revenues recognized by the Company), including title and most current version and release number, for fiscal year 2023. Each Company Product conforms in all material respects to the specifications and documentation therefor and all applicable contractual commitments and express and implied warranties therefor.

(z) The Company Software is free from any defect, virus or programming, design or documentation error or corruptant that would have a material effect on the operation or use of the Company Software. None of the Company Software or Company Products contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or that without user intent will cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any software, hardware or device (including any computer, tablet computer, handheld device, disk or storage device) that is managed or otherwise operated by such Company Software, Company Products or such code, or on which such Company Software, Company Products or such code is stored or installed; (ii) damaging or destroying any data or file without the user’s consent; or (iii) sending information to the Company or any other Person without the user’s consent. None of the Company Software or Company Products (A) constitutes, contains or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry), (B) records a user’s actions without such user’s Knowledge or (C) employs a user’s Internet connection without such user’s Knowledge to gather or transmit information on such user or such user’s behavior. The Company and each of its Subsidiaries have implemented commercially reasonable procedures to mitigate against the likelihood that the Company Software or Company Products contain any virus, Trojan horse, worm or other software routines or hardware components designed to permit unauthorized access to or disable, erase or otherwise harm software, hardware or data. The Company has made available to Buyer a true, correct and complete list of all material reported errors or bugs in the Company Software and Company Products.

(aa) The Company has not received any notice or request for any Person for indemnification with respect to any claim of infringement, misappropriation, misuse or violation of any Intellectual Property, which notice or request has not been finally resolved.

(bb) The IT Systems are adequate and sufficient (including with respect to data security,

monitoring, access and other controls, working condition and capacity) for the operations of the Company and its Subsidiaries. The Company and its Subsidiaries have taken reasonable measures to preserve and maintain the performance, security and integrity of the IT Systems (and all software, information or data stored thereon). There has been no failure with respect to any IT Systems that has had a Material Adverse Effect on the operations of the Company or its Subsidiaries, to the Knowledge of the Company, there has been no unauthorized access to or use of any IT Systems (or any software, information or data stored thereon) and no customer has complained to the Company or its Subsidiaries regarding the uptime, downtime, latency or inoperability of any IT System and neither the Company nor any of its Subsidiaries have paid any service credits associated with the downtime or other failure of any IT Systems. The Company maintains reasonable plans and procedures necessary to the conduct of the Business as currently conducted and currently contemplated to be conducted without material disruption to or material interruption in the Business (collectively, the “Backup Plans”). The Company has not had to implement any Backup Plan as a result of any incident, event or circumstance since January 1, 2017.

3.13 Company Contracts.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound (collectively, the “Company Contracts”):

(i) Contracts with any director, officer, employee (excluding offer letters for at-will employment), individual consultant or Affiliate of the Company in excess of $75,000 annually, including indemnification agreements, and Contracts providing for severance, retention, change in control or other similar payments;

(ii) Shareholder agreements, investors’ rights agreements, voting agreements, voting trusts, right of first refusal and co-sale agreements, or registration rights agreements;

(iii) Contracts required to be disclosed on Section 3.12(m)(i) and Section 3.12(m)(ii) of the Company Disclosure Schedule and all other Intellectual Property Contracts, including any other Contracts relating to the acquisition, use, transfer, development or sharing of any Intellectual Property (excluding licenses for Off-the-Shelf Software);

(iv) Contracts that include any grant by the Company to any Person of any express license, right or covenant not to sue with respect to any Patents;

(v) Contracts with respect to personal property leases and Real Property Leases;

(vi) Contracts evidencing or relating to Indebtedness;

(vii) Contracts under which the Company has made advances or loans to any other Person, except for advances of business expenses of up to $10,000 in the Ordinary Course of Business;

(viii) Contracts for the purchase or sale of goods or services by or from the Company (A) under which the Company expects to receive or pay in excess of $100,000 during the current calendar year or (B) that include terms and conditions that deviate from the Company’s standard terms and conditions, the form of which has been made available to Buyer; provided that all such Contracts received by the Company from its customers that are purchase orders and not fulfilled as of 12:01 a.m. on the date of this Agreement may be provided in a customary report included as an attachment to Section 3.13(a)(viii) of the Company Disclosure Schedule;

(ix) Contracts that require performance by or to the Company or its Subsidiaries more than twelve (12) months from the date hereof, including engineering, development or ongoing support work or other service obligations by the Company or its Subsidiaries after the date of this Agreement;

(x) Contracts relating to any single or series of related capital expenditures by the Company or its Subsidiaries pursuant to which the Company or its Subsidiaries has future financial obligations in excess of $10,000;

(xi) Contracts for (A) the sale of any of the Business or the Assets of the Company or its Subsidiaries other than in the Ordinary Course of Business, (B) the grant to any Person of any preferential rights to purchase any of the Assets or (C) the acquisition by the Company or its Subsidiaries of any operating business, properties or assets, whether by merger, purchase or sale of Equity Interests or assets or otherwise (other than Contracts for the purchase of inventory or supplies entered into in the Ordinary Course of Business);

(xii) Distributor, reseller, sales representative, marketing or advertising Contracts;

(xiii) Contracts that grant to any Person any (A) exclusive license, supply, distribution or other rights, (B) “most favored nation” rights, (C) rights of first refusal, rights of first negotiation or similar rights or (D) exclusive rights to purchase any of the Company’s products or services;

(xiv) Contracts (other than employment related Contracts) providing for any minimum or guaranteed payments by the Company to any Person in excess of $25,000 annually;

(xv) (A) Contracts for joint ventures, strategic alliances, partnerships or similar arrangements (B) Contracts that involve a sharing of revenues, profits, cash flows, expenses or Losses with other Persons; and (C) Contracts that involve the payment by the Company or any of its Subsidiaries of royalties to any other Person;

(xvi) Contracts that purport to (A) limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates, including Buyer, to compete in any geographical area, market or line of business, (B) restrict the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates, including Buyer, may sell products or deliver services, (C) restrict the Persons the Company or any of its existing or future Subsidiaries or Affiliates, including Buyer, may hire or solicit for hire, or (D) otherwise restrict the Company or any of its existing or future Subsidiaries or Affiliates, including Buyer, from engaging in any aspect of its business;

(xvii) Contracts relating to any settlement agreement with respect to any Legal Proceeding, any covenant not to sue or assert, or any co-existence agreement, in each case that (A) was entered into within the past three (3) years and involves payments of consideration in excess of $25,000; or (B) imposes material continuing obligations to any other Person outside the Ordinary Course of Business;

(xviii) Contracts with a Governmental Authority;

(xix) Contracts that contain indemnification obligations of the Company or its Subsidiaries (excluding indemnification obligations in licenses for Off-the-Shelf Software) other than customers in the Ordinary Course of Business;

(xx) Any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(xxi) Contracts that require a consent to or otherwise contain a provision relating to a “change of control,” which provide for payment or acceleration of benefits or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents; or

(xxii) Any Contract that is otherwise material to the Company, its Subsidiaries, or the Business and not previously disclosed pursuant to this Section 3.13(a).

(b) Each of the Company Contracts is in full force and effect with respect to the Company and, to the Knowledge of the Company, each other party thereto, and is the legal, valid and binding obligation of the Company or its Subsidiaries, enforceable against the Company or its Subsidiaries in accordance with its terms. Neither the Company nor any of its Subsidiaries is in default or breach under the terms of any Company Contract, nor, to the Knowledge of the Company, does any condition exist that, with or without notice or lapse of time or both, would constitute a default or breach thereunder by the Company or its Subsidiaries. To the Knowledge of the Company, no other party to any Company Contract is in default or breach thereunder, nor, to the Knowledge of the Company, does any condition exist that with or without notice or lapse of time or both would constitute a default or breach by any such other party thereunder. As of the date of this Agreement, neither the Company nor any of its Subsidiaries have received any notice of termination or cancellation under any Company Contract, received any notice of breach or default in any material respect under any Company Contract or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Company Contract. The Company has made available to Buyer true, correct and complete copies of all written Company Contracts (or a written description of the material terms of any Company Contract that is not written).

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a correct and complete list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), (ii) all other employee benefit plans, policies, agreements or arrangements, and (iii) all employment, individual consulting or other compensation agreements, bonus, commission or other incentive compensation, pension, contribution, gratuity, jubilee, stock purchase, equity or equity-based compensation, deferred compensation, change in control, retention, severance, sick leave, vacation, recreation, pension contributions, loans, salary continuation, welfare, health, vision, dental, disability, life insurance, educational assistance, vacation, sick leave or other paid time off, and fringe benefit plans, policies, agreements or arrangements, in each case, whether written or unwritten, for the benefit of current or former employees, officers, individual consultants, individual independent contractors or directors of the Company or its Subsidiaries or with respect to which the Company or its Subsidiaries has any Liability, contingent or otherwise (collectively, the “Company Plans”). For the avoidance of doubt, the term “Company Plan” includes any employee benefit plan, policy, program or arrangement that covers, is provided or made available to, any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or its Subsidiaries pursuant to or under a professional employer organization relationship.

(b) True, correct and complete copies of the following documents with respect to each of the Company Plans have been made available to Buyer to the extent applicable: (i) all Company Plans and all sub-plans and trust documents, administrative service agreements, insurance contracts or other funding arrangements, and amendments related thereto, (ii) the three most recent Forms 5500 and all schedules thereto, (iii) the three most recent actuarial reports, if any, (iv) the most recent IRS determination or opinion letter, (v) all discrimination tests, as appliable, for the three most recent plan years, (vi) the most recent summary plan descriptions required under ERISA or similar applicable Law together with all summaries of material modification thereto, (vii) all correspondence with any Governmental Authority and (viii) written summaries of all unwritten Company Plans.

(c) The Company Plans have been established, administered, funded and maintained in all material respects in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws. All material benefits, contributions and premium payments required to have been made under any of the Company Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made in accordance with the terms of the Company Plans, applicable Law and accounting principles, and all benefits accrued under any unfunded Company Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP. Each Company Plan that is an “employee benefit plan” (as defined in Section 3(3) of ERISA can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms without material Liability to Buyer, the Company of any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company and its Subsidiaries have no commitment or obligation and have not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Company Plan in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(d) Each Company Plan that is intended to be tax qualified under Section 401(a) of the Code is so qualified and has received, is covered by or has applied for a favorable and current determination or opinion letter from the IRS, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. To the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification or exemption, or the imposition of any material Liability, penalty or Tax under ERISA or the Code or any other applicable Law.

(e) Neither the Company or any of its Subsidiaries nor any other entity which, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) has any Liability in respect of or has ever sponsored, maintained, contributed to, been required to contribute to or had any Liability in respect of (i) any defined benefit plan (as defined in Section 3(35) of ERISA), (ii) any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, or (iii) a “multiemployer plan,” as defined in Section 3(37) of ERISA. No Company Plan is (i) a multiple employer plan as defined in Section 210 of ERISA or Section 413(c) of the Code, (ii) a self-insured “group health plan” (as defined under Section 5000(b)(1) of the Code), (iii) a “voluntary employees’ beneficiary association” (as defined under Section 501(c)(9) of the Code), or (iv) a multiple employer welfare arrangement within the meaning of Section (40)(A) of ERISA.

(f) No Company Plan provides for, and neither the Company nor any of its Subsidiaries has incurred any Liability in respect of, post-employment life or health insurance benefits or coverage for any current or former employee, consultant, independent contractor or director or any beneficiary thereof, except as may be required under Part 6 of the Subtitle B of Title I of ERISA, or similar state or foreign Laws.

(g) Except as set forth on Section 3.14(g) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will (i) result in any payment becoming due to any current or former employee, consultant, independent contractor or director of the Company or its Subsidiaries, (ii) increase the compensation or benefits payable, including equity benefits, under, or result in any other material obligation pursuant to any Company Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any such compensation or benefits, including equity benefits, under any such Company Plan or otherwise, (iv) require any contributions or payments to fund any obligations under any Company Plan or (v) create any limitation or restriction on the right of the Company to merge, amend or terminate any Company Plan.

(h) The Company and each of its Subsidiaries have complied in all material respects with all applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder (together, the “ACA”), as well as any similar provisions of state or local law, including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(c)(4) of the Code and the regulations issued thereunder. No excise tax or penalty under the ACA, including Sections 4980D and 4980H of the Code, is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any Company Plan. The Company and each of its Subsidiaries and each Company Plan has complied in all material respects with COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state Law applicable to its employees.

(i) Except as set forth on Section 3.14(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have ever maintained, established, sponsored, participated in, contributed to, or been required to contribute to, any International Employee Plan. Each International Employee Plan has been maintained and administered in all material respects in accordance with its terms and all applicable Laws, (ii) meets all requirements for such treatment if intended to qualify for special Tax treatment, and (iii) is fully funded and/or book reserved, as appropriate, based on reasonable actuarial assumptions. Neither the Company nor its Subsidiaries have ever sponsored any defined benefit pension plans.

(j) There are no pending Legal Proceedings arising from or relating to the Company Plans (other than routine benefit claims), and to the Company’s Knowledge no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding.

(k) Each Company Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in material compliance with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”).

(l) No Person holds an Equity Interest in the Company that is non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been timely made.

(m) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will give rise to the payment of any amount that is an “excess parachute payment” within the meaning of Section 280G of the Code.

(n) There is no Company Plan or Contract by which the Company is bound to compensate any Person for excise Taxes paid pursuant to Section 4999 of the Code or for any Tax paid as a result of Section 409A of the Code.

3.15 Labor.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees and independent contractors currently performing services for the Company and its Subsidiaries, and information indicating whether the Person is an employee or independent contractor and, as applicable, each Person’s title, work location, employing or engaging entity, date of hire or engagement, exempt or non-exempt classification, compensation and benefits (including for each employee, whether the individual is paid on an hourly or salary basis), average hours worked per week, accrued but unused sick and vacation leave or paid time off, with respect to employees in Singapore whether they are Part IV Employment Act employees, and whether the employee is on a leave of absence and the type of such leave (including the anticipated return to work date). As of the date of this Agreement, no director, officer, group of employees, consultant or independent contractor of the Company or its Subsidiaries has provided written notice that it intends to terminate his, her or their employment, consulting, or independent contractor relationship. Except as set forth in Section 3.15(a) of the Company Disclosure Schedules, all independent contractors have signed a written consulting agreement with the relevant Company entity.

(b) No employees are or have ever been represented by any labor organization with respect to their employment with the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is, or has never been, a party to or bound by any labor or collective bargaining agreement or represented by any labor organization and there are no labor or collective bargaining agreements that pertain to employees of the Company or its Subsidiaries.

(c) No labor organization or group of employees of the Company or its Subsidiaries has made a demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal and no such proceedings have occurred since January 1, 2017. There is no organizing activity involving the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened by any labor organization or group of employees of the Company or its Subsidiaries, and none have occurred since January 1, 2017.

(d) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or its Subsidiaries, and none have occurred since January 1, 2017. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or its Subsidiaries, and none have occurred since January 1, 2017.

(e) The Company and each of its Subsidiaries is, and since January 1, 2017 has been, in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, health and safety, workers’ compensation, leaves of absence, and unemployment insurance. All individuals characterized and treated by the Company and its Subsidiaries as exempt employees are properly classified and compensated as exempt employees under all applicable Laws, and all non-exempt employees have been paid overtime pay as required by applicable Law. There are no, and since January 1, 2017 there have been no, Claims or Legal Proceedings against the Company pending, or to the Knowledge of the Company, brought or filed or threatened to be brought or filed, by or with any Governmental Authority in connection with the employment of any current or former employee or independent contractor of the Company or its Subsidiaries, including, without limitation, any Claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hour, misclassification or any other employment related matter arising under applicable Laws. All employees of the Company and its Subsidiaries are lawfully able to work in their current work location without a work permit or visa. The Company has completed a Form I-9 for all current and former employees.

(f) No individual who has performed services for the Company or its Subsidiaries has been unlawfully excluded from participation in any Company Plan, and neither the Company nor any of its Subsidiaries have incurred, nor reasonably expect to incur, any Liability with respect to any misclassification of any Person as an independent contractor rather than as an employee under applicable wage and hour Laws, or with respect to any employee leased from another employer.

(g) No written allegations directed to the Company or, to the Knowledge of the Company, oral allegations of sexual harassment or misconduct have been made involving any current or former director, officer or employee of the Company or its Subsidiaries. The Company has not entered into any settlement agreements related to allegations of sexual harassment by any current or former director, officer or employee of the Company or its Subsidiaries.

3.16 Litigation. Except as set forth on Section 3.16 of the Company Disclosure Schedule, there is, and since January 1, 2017 there has been, (a) no pending or, to the Knowledge of the Company, threatened, Claim or Legal Proceeding against the Company, its Subsidiaries, or any of the Assets, Shareholders, or any director or officer of the Company with regard to their actions as such, (b) no pending or, to the Knowledge of the Company, threatened, audit, examination or investigation by any Governmental Authority against the Company, its Subsidiaries, or any of the Assets, Shareholders, or any director or officer of the Company with regard to their actions as such, (c) no pending or threatened Legal Proceeding by the Company or its Subsidiaries against any third party, (d) no settlement or similar agreement that imposes any ongoing obligation or restriction on the Company or its Subsidiaries and (e) no Order imposed or, to the Knowledge of the Company, threatened to be imposed upon the Company, its Subsidiaries, or the Assets, or any of the directors or officers of the Company with regard to their actions as such. Neither the Company nor any of its Subsidiaries have received any written notice of any audit, examination or investigation by any Governmental Authority against the Company, its Subsidiaries or any of the Assets.

3.17 Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries is, and since January 1, 2017 has been, in compliance in all material respects with all Laws and Orders applicable to the Business, the Company, its Subsidiaries, and the Assets (including, for the avoidance of doubt, Environmental Laws and Privacy Laws). To the Knowledge of the Company, no condition or state of facts exists that is reasonably likely to give rise to a material violation of, or a Liability or default under, any applicable Law or Order. Neither the Company nor any of its Subsidiaries have received any written notice to the effect that a Governmental Authority or other Person claimed that the Company or its Subsidiaries were not in compliance with all Laws or Orders applicable to the Business, the Company, its Subsidiaries, and the Assets.

(b) Section 3.17(b) of the Company Disclosure Schedule contains a list of all material Permits that are required for the operation of the Business as presently conducted. The Company and its Subsidiaries hold all material Permits required for the operation of the Business as presently conducted. Neither the Company nor any of its Subsidiaries is in material default or material violation, and no event has occurred, that, with or without notice or the lapse of time or both, would constitute a material default or material violation, of any term, condition or provision of any Permit to which it is a party, to which the Business is subject or by which the Assets are bound, and to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such default or violation.

3.18 Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a true, correct and current list of the Company and its Subsidiaries’ insurance policies (including policy number, amount and type of coverage, period of coverage, and whether such policy is an occurrence policy or a claims-made policy) and fidelity bonds maintained on the Assets, or with respect to its employees or the Business. All such complete and correct insurance policies and bonds have been made available to Buyer. All such insurance policies are valid, binding and enforceable in accordance with their terms against the respective insurers and have not been subject to any lapse in coverage. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid and neither the Company nor any Affiliate of the Company is in material default with respect to its obligations under any such insurance policy. Section 3.18 of the Company Disclosure Schedule sets forth a correct and complete list of all claims made by the Company or any of its Subsidiaries (or any Affiliate thereof in connection with the Assets or the Business) under any of its insurance policies or coverage during the past three (3) years. There are no claims related to the Business, Assets or pertaining to the Company’s employees pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, or where available insurance coverage (inclusive of defense expenses) will be exceeded or in respect of which there is an outstanding written reservation of rights. All material claims potentially covered by such policies have been properly reported to the insurer, as required by such insurance policies. The insurance policies maintained by or on behalf of the Company and its Subsidiaries are sufficient for compliance with all applicable Laws and Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or the Assets are bound. The Company and its Subsidiaries have timely provided all notices required to be given under such insurance policies to the respective insurer with respect to all Claims and actions covered by insurance. Neither the Company nor any of its Subsidiaries has (i) received any written notice from any insurer canceling or materially amending any of such insurance policies, and no such cancellation or amendment is threatened, or (ii) failed to present any Claim, which is still outstanding under any of such insurance policies. Neither the Company nor any of its Subsidiaries has reached or exceeded its policy limits for any insurance policies in effect. No such insurance policies are written on a retrospective, audited, or similar premium basis.

3.19 Related Party Transactions. Except as set forth on Section 3.19 of the Company Disclosure Schedule, no Shareholder, officer, employee, director or Affiliate of any Shareholder, the Company or any entity that controls or is controlled by such Persons: (a) has any Contract with the Company or its Subsidiaries; (b) has any loans or receivables outstanding to or from the Company or its Subsidiaries other than advances of business expenses of up to $10,000 in the Ordinary Course of Business; (c) is otherwise indebted to the Company or its Subsidiaries; (d) owns any property, real or personal, tangible or intangible, required for or used in the Business; (e) is owed any money or property by the Company or its Subsidiaries, other than wages or salary earned in the Ordinary Course of Business or (f) owns, directly or indirectly, any interest (excepting less than five percent (5%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or manager, of, any Person, which is, or is engaged in business as, a competitor, supplier, distributor, or customer or client of the Company or its Subsidiaries.

3.20 Bank Accounts. Set forth in Section 3.20 of the Company Disclosure Schedule is a complete and correct list of each bank account or safe deposit box of the Company and each of its Subsidiaries, the names and locations of all banks in which the Company and each of its Subsidiaries has accounts or safe deposit boxes, and the names of all individual persons authorized to draw thereon or to have access thereto. No individual person holds a power of attorney to act on behalf of the Company or any of its Subsidiaries.

3.21 Compliance with Anti-Corruption Laws.

(a) Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the

Company, any director, officer, executive, employee, representative, agent, distributor, consultant or anyone acting on its or their behalf, has during the past three (3) years: (i) violated, or engaged in any activity, practice or conduct, which would violate, any Anti-Corruption Law; (ii) used directly or indirectly, Company funds or assets for any unlawful contribution, gift, entertainment or other unlawful expense, or, directly or indirectly, made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; (iii) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or made any false, incomplete or misleading entries on any books or records for any purpose; or (iv) directly, or indirectly through its agents, representatives or any other Person authorized to act on its behalf, offered, promised, paid, given or authorized the payment or giving of money or anything else of value to any: Government Official or Person while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, promised or given, directly or indirectly, to a Government Official or another Person for the purpose of influencing any act or decision of such Government Official or such Person in his, her or its official capacity, including a decision to do or omit to do any act in violation of his, her or its lawful duties or proper performance of functions, or inducing such Government Official or such Person to use his, her or its influence or position with any Governmental Authority or other Person to influence any act or decision in order to obtain or retain business for, direct business to, or secure an improper advantage for, the Company or any of its Subsidiaries; or (v) been (or currently is) under administrative, civil, or criminal investigation, indictment, suspension, debarment or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of any Anti-Corruption Laws or applicable Law that prohibit bribery, corruption, fraud, money laundering or other improper payments, or (vi) received written notice from, or made a voluntary disclosure to any Governmental Authority regarding alleged or possible violations of any applicable Law that prohibits bribery, corruption, fraud, money laundering or other improper payments.

(b) The Company and each of its Subsidiaries have adopted and maintain adequate policies, procedures and controls to ensure that the Company and its Subsidiaries have complied and are in compliance with all Anti-Corruption Laws, including, at a minimum, policies and procedures relating to prevention of bribery, accounting for financial transactions, due diligence on third parties and training of personnel.

(c) Neither the Company nor any of its Subsidiaries is or has been the subject of any investigation, inquiry or Legal Proceeding by any Governmental Authority or any customer regarding any violation or alleged violation of any Anti-Corruption Law, and to the Knowledge of the Company no such investigation, inquiry or Legal Proceeding has been threatened or is pending and there are no circumstances likely to give rise to any such investigation, inquiry or Legal Proceeding.

3.22 Brokers and Financial Advisors. Except as set forth on Section 3.22 of the Company Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement or any other Transaction Document and no Person is entitled to any fee or commission or like payment in respect thereof.

3.23 Customers and Suppliers. Section 3.23 of the Company Disclosure Schedule lists (a) the name of the ten (10) largest suppliers (by dollar volume) of the Company and (b) the name of the ten (10) largest customers (by revenue) of the Company, in each case, during fiscal years 2022 and 2021. Since March 1, 2022, neither the Company nor any of its Subsidiaries has received notice that the Company or any of its Subsidiaries is in material breach of or material default under any Contract with any such customer or supplier or, as of the date of this Agreement, that any such customer or supplier intends to cease doing business with the Company or its Subsidiaries.

3.24 Product Specifications; Warranties. Each Company Product sold, licensed, distributed, delivered or otherwise provided by the Company or its Subsidiaries has been in conformity in all respects with all applicable product specifications, contractual commitments, express and implied warranties and applicable Law, and neither the Company nor any of its Subsidiaries has any Liability (and, to the Knowledge of the Company, there is no basis for any Legal Proceeding, complaint, claim or demand against the Company or its Subsidiaries giving rise to any material Liability) for violations thereof. No Company Product is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale in any material respect. Section 3.24 of the Company Disclosure Schedule includes copies of the standard terms and conditions for each Company Product (containing applicable guaranty, warranty, and indemnity provisions).

3.25 Social Media. Section 3.25 of the Company Disclosure Schedule sets forth a true, correct and complete list of all Social Media Accounts that the Company or any of its Subsidiaries uses, operates or maintains, including in connection with marketing or promoting any Company Products. Section 3.25 of the Company Disclosure Schedule also lists, for each such Social Media Account, any account name(s), user name(s), nickname(s), display name(s), handle(s), and other identifiers registered or used by or for the Company with respect to such Social Media Account (collectively, “Social Media Account Names”). All use of the Social Media Accounts complies with and has complied with (i) all terms and conditions, terms of use, terms of service and other Contracts applicable to such Social Media Accounts and (ii) applicable Law. Each current and former employee, contractor and consultant of the Company and its Subsidiaries has entered into a Contract that provides that the Company or its applicable Subsidiary, and not such employee, contractor or consultant, owns and controls the Social Media Accounts and Social Media Account Names (including all associated information and content and all relationships, interactions and communications with fans, followers, visitors, commenters, users and customers) and requires such employee, contractor or consultant to relinquish to the Company or its Subsidiaries all Social Media Account Names, passwords and other log-in information for the Social Media Accounts upon termination of employment or engagement or at any other time upon Company’s or its Subsidiaries’ request.

3.26 Environmental Matters. The Company and each of its Subsidiaries is currently and has been in compliance with all Environmental Laws and has not, and neither the Company nor any of its Subsidiaries has received from any Person any written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements. There has been no release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Assets of the Company or its Subsidiaries or any real property currently or formerly owned, operated or leased by the Company or its Subsidiaries, and neither the Company, nor its Subsidiaries, has received a notice that any real property currently or formerly owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material, which could reasonably be expected to result in a Legal Proceeding against, or a violation of Environmental Law or term of any Permit by, the Company or its Subsidiaries.

3.27 Compliance with Privacy Laws.

(a) The Company, each of its Subsidiaries, and to the Knowledge of the Company, their respective vendors, processors or third parties that process Personal Information, have taken commercially reasonable measures to protect the privacy and security of the Personal Information of each individual collected by the Company or on its behalf and to maintain in confidence such Personal Information, and is in compliance with its: (i) published privacy policies, (ii) internal privacy policies and guidelines, (iii) applicable Privacy Laws, and (iv) contractual requirements or terms of use concerning processing of Personal Information to which the Company or one of its Subsidiaries is a party or otherwise bound.

(b) No Claim is pending, or to the Knowledge of the Company, has, since January 1, 2017, been threatened in writing against the Company or any of its Subsidiaries by any individual, third party or any Governmental Authority with respect to Personal Information collected, used, processed or shared by the Company or its Subsidiaries, or held or processed by any vendor, processor, or other third party for or on behalf the Company or its Subsidiaries, alleging any violation of Privacy Laws. There has been no loss or other misuse by the Company or its Subsidiaries, or to the Company’s Knowledge by any vendor, processor, or third party for or on behalf of the Company or its Subsidiaries of such Personal Information, and, to the Knowledge of the Company, no third party has had unauthorized access to or misused the Personal Information collected by the Company or its Subsidiaries, or collected by any vendor, processor, or third party for or on behalf of the Company or its Subsidiaries.

(c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (i) conflict with or result in a violation or breach of any applicable Privacy Laws or applicable published privacy policies or internal privacy policies or guidelines (as currently existing or as existing at the time during which any Personal Information was collected or processed by, for, or on behalf of the Company); or (ii) require the consent of or notice to any Person concerning such Person’s Personal Information.

(d) To the extent required by applicable Privacy Laws, the Company has posted to its website and mobile application and provided or otherwise made available in connection with any Company Products or services a Company privacy policy. No disclosure or representation made or contained in any Company privacy policy has been materially inaccurate, misleading, deceptive, or in violation of any applicable Privacy Laws. Neither the Company nor any of its Subsidiaries “sell” Personal Information as defined under applicable Privacy Laws.

3.28 Compliance with Trade Laws.

(a) Since October 1, 2017, the Company and its Subsidiaries have (i) obtained, and are in compliance with, all Permits, licenses, consents, authorizations, waivers, approvals, and orders required by all applicable Trade Laws; and (ii) filed with applicable Governmental Authorities all notices, registrations, declarations, reports, and other documents and records required under the Trade Laws, in each case, that failure to do so or noncompliance would result in a Material Adverse Effect.

(b) To the Knowledge of the Company, there are no pending or threatened inquiries, investigations, enforcement actions, voluntary or directed disclosures, or other claims against the Company or any of its Subsidiaries with respect to compliance with the Trade Laws.

(c) Neither Buyer nor Company are required to obtain any Governmental Authority approvals for the transfer to Buyer of any licenses or other approvals previously issued to the Company or any of its Subsidiaries pursuant to the Trade Laws, or such approvals can be obtained expeditiously without material cost.

(d) Neither the Company nor any of its Subsidiaries, officers and directors, nor, to the Knowledge of the Company, its Shareholders is subject to sanctions or other restrictions issued under applicable Trade Laws.

(e) Since October 1, 2017, the Company and its Subsidiaries have not done business directly or, to the Knowledge of the Company, indirectly with Cuba, Iran, North Korea, Syria, or Russian-occupied areas of Ukraine (including, but not limited to, Luhansk, Donetsk, and Crimea) or any person, end user, or end use subject to restriction or licensing requirements under applicable Trade Laws.

3.29 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules) and the Transaction Documents, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer (including any information, documents or material provided to Buyer, management presentations, or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub represent and warrant to the Company as follows, as of the date of this Agreement and as of the Closing:

4.01 Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Arizona, and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Arizona. Buyer and Merger Sub have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective business. Buyer and Merger Sub are each in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on the ability of Buyer or Merger Sub to consummate the transactions contemplated by this Agreement.

4.02 Authorization. Buyer and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations under this Agreement and each such other Transaction Document, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite action on the part of Buyer and Merger Sub as applicable, and no other corporate proceedings on the part of Buyer or Merger Sub are necessary to authorize this Agreement and each such other Transaction Document, or to consummate the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which it is a party has been duly and validly executed and delivered by Buyer and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each other Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligations of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with their terms.

4.03 Consents; Conflicts of Third Parties.

(a) None of the execution, delivery and performance by Buyer or Merger Sub of this Agreement and of the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance by Buyer or Merger Sub with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the articles of incorporation or bylaws of Buyer or Merger Sub, (ii) conflict with, violate, result in the breach of, or constitute a default under any Contract to which Buyer or Merger Sub is a party or by which Buyer or Merger Sub or their respective properties or assets are bound, (iii) violate any Order applicable to Buyer or Merger Sub or (iv) conflict with or result in the violation of any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of Buyer or Merger Sub in connection with the execution, delivery and performance of this Agreement or any other Transaction Document, the compliance by Buyer or Merger Sub with any of the provisions hereof or thereof, or the consummation by Buyer or Merger Sub of the transactions contemplated hereby.

4.04 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Merger Consideration and consummate the transactions contemplated by this Agreement.

4.05 Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of Buyer, threatened, against Buyer or its Subsidiaries seeking to prevent, enjoin, challenge or otherwise delay the transactions contemplated by this Agreement or any other Transaction Document.

4.06 Solvency. Upon the consummation of the transactions contemplated herein, Buyer will not be insolvent as defined in Section 101 of Title 11 of the United States Code. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated herein with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Subsidiaries.

4.07 Independent Investigation. Buyer has conducted its own independent investigation, review, and analysis of the Business, results of operations, prospects, condition (financial or otherwise), and assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose (collectively, the “Buyer’s Independent Investigation”). Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Company set forth in ARTICLE III (including the related portions of the Company Disclosure Schedules) and the Transaction Documents; and (b) neither the Company or any other Person has made any representation or warranty as to the Company, or this Agreement, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Company Disclosure Schedules.

4.08 Broker Fees. Except JD Merit (the fees and expenses of which will be borne by Buyer), no person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer in connection with the transactions contemplated by this Agreement or any other Transaction Document and no Person is entitled to any fee or commission or like payment in respect thereof.

4.09 Vote Required. Buyer, as the sole Shareholder of Merger Sub, has approved and adopted this Agreement. No other vote of the holders of any class or series of capital stock of Buyer or Merger Sub is required to adopt this Agreement and approve the transactions contemplated thereby.

4.10 Operation of Buyer and Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with its organization and formation, its execution and delivery of this Agreement and the other Transaction Documents and their performance of their obligations hereunder and thereunder or in furtherance of the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Buyer. Except and as expressly authorized by written consent of the Company, neither Buyer nor Merger Sub, or any of their respective Affiliates, is a party to any contract or agreement, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any Shareholder, director, officer or other Affiliate of the Company or any of its Subsidiaries relating to, or entered into in connection with, the Transactions.

4.11 No Additional Representations or Warranties. The representations and warranties made by Buyer and Merger Sub in this ARTICLE IV, constitute the sole and exclusive representations and warranties of Buyer and Merger Sub to the Company in connection with the transactions contemplated hereby, and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied are specifically disclaimed by Buyer and Merger Sub.

ARTICLE V

[RESERVED]

ARTICLE VI

CERTAIN COVENANTS

6.01 Records. After the Closing and for a period of seven (7) years thereafter, each party hereto shall preserve all records that are pertinent to the Business and the Company and its Subsidiaries and, upon reasonable written notice, agree to furnish, or cause to be furnished, at the requesting party’s expense, to the requesting party and/or its representatives, access, during normal business hours and upon reasonable advance written notice, to such records as are reasonably necessary for financial reporting, Tax and accounting matters, compliance with Law, audits and the prosecution or defense of Claims.

6.02 Further Assurances. If, at any time after the Closing, any party hereto reasonably determines that further action is necessary to effectuate the transactions contemplated hereby in accordance with the terms and conditions of this Agreement, the other parties shall take or cause to be taken all such action as may be reasonably requested and execute, deliver and file, or cause to be executed, delivered and filed, all such documentation as may be reasonably requested; provided, however, that the party requesting such action shall pay the reasonable out-of-pocket costs incurred by the other party or parties taking such action.

6.03 Confidentiality. Each party hereto shall hold, and shall cause such party’s Affiliates, directors, managers, officers, employees, consultants, contractors, agents and other representatives to hold, in confidence, all Transaction Information and all Confidential Information furnished to such party by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement or any other Transaction Document. Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, (a) except as otherwise set forth in clause (b) or (c), the Company shall protect and shall not disclose or disseminate, or permit any of its Affiliates, managers, officers, employees, consultants, contractors, agents or other representatives to disclose or disseminate, any Confidential Information to any third party, (b) following the Closing (i) Buyer shall have no obligations whatsoever under the Confidentiality Agreement and (ii) all Confidential Information of the Company and its Subsidiaries as of the Closing shall constitute Confidential Information of Buyer, and (c) any party may disclose Confidential Information (i) in connection with any Legal Proceedings to enforce its rights under this Agreement or any other Transaction Document or (ii) as required by any applicable Law as determined in the reasonable judgment of such party and its outside counsel (in which case such party shall not disclose such Confidential Information without prior consultation with the other parties). “Transaction Information” means (a) the terms and conditions of this Agreement and the other Transaction Documents, (b) the fact that negotiations between the parties have occurred, that information about the Company and its Subsidiaries has been made available to Buyer, or that a transaction involving the parties occurred, and (c) any of the terms, conditions or other facts with respect to this Agreement and the other Transaction Documents, the transactions contemplated hereby or thereby or the negotiations relating hereto or thereto; provided, however, that Transaction Information shall not include any information that is or becomes generally known to the public or available for use without any special knowledge by the public other than as a result of any party’s breach of this Section 6.03.

6.04 Public Announcements. The Company shall not, and shall use its reasonable best efforts to cause its Affiliates, officers, employees, consultants, contractors, agents and other representatives not to, issue or cause publication of any press release or other public announcement or make any other public statement or disclosure (including in Social Media Accounts) with respect to any Transaction Information without the prior written consent of Buyer, which consent may be provided by Buyer in its sole and absolute discretion, except as may be required by applicable Law (in which case Buyer shall be notified in advance and consulted with on the content of any such announcement, statement or disclosure).

6.05 Restrictive Covenants.

(a) During the Restrictive Covenant Period, none of Steven N. Horowitz, Timothy P. Tobin (the “Key Shareholders”) nor any of their respective Affiliates (collectively, “Restricted Parties”) shall, directly or indirectly, own, operate, manage, invest in, or otherwise finance (including the provision of a guaranty) any Person that (i) operates a business competitive to the Company or its Subsidiaries as conducted as of the Closing Date, or (ii) is held out to the public, marketed, or advertised as providing such services, in each case, in the Restrictive Covenant Zone.

(b) During the Restrictive Covenant Period, the Restricted Parties shall not directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company, Buyer or any Affiliate of Buyer for purposes of diverting their business or services from the Company or its Subsidiaries, Buyer or any Affiliate of Buyer, as applicable.

(c) During the Restrictive Covenant Period, the Restricted Parties shall not directly or indirectly, solicit, induce or recruit, or attempt to solicit, induce or recruit, or cause others to solicit, induce or recruit, any person who is then, or within the preceding six (6) month period was, employed or engaged by the Company, its Subsidiaries, Buyer or an Affiliate of Buyer to terminate such employment relationship or engagement and apply for or accept employment or engagement with any Restricted Party or an Affiliate of such Restricted Party; provided, however, that the placing of general advertisements in newspapers, magazines or electronic media not specifically aimed at employees or consultants of the Company or its Subsidiaries shall not, in itself, constitute a breach of this Section 6.05(c); and provided, further, that no Restricted Party may employ or hire any such employee of the Company or its Subsidiaries who terminates his or her employment or association with the Company or its Subsidiaries and seeks employment or association with such Restricted Party (including without limitation, through any Affiliate of such Restricted Party) of his or her own volition within the six (6) months of such termination.

(d) After the Closing, each party agrees that he will not make any disparaging or negative statements to any third party about the other party, its Subsidiaries, or any Affiliate of the other party. Nothing in this Section 6.05(d) shall require any party to testify dishonestly if he is compelled by Law to provide sworn testimony about the other party, its Subsidiaries, or any Affiliate of the other party.

(e) If any Restricted Party breaches, or threatens to commit a breach of, any of the provisions of this Section 6.05, Buyer and the Company, as applicable, shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer and the Company:

(i) the right and remedy to have such provision specifically enforced by any court having jurisdiction or to seek an injunction or injunctions to prevent such breach or threatened breach, without bond or other security being required, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to each of Buyer and the Company and that money damages may not provide an adequate remedy to Buyer and the Company; and

(ii) the right and remedy to recover from such Restricted Party all monetary damages suffered by Buyer and the Company, as the case may be, as the result of any acts or omissions constituting a breach of this Section 6.05.

(f) Each Key Shareholder acknowledges that the restrictions contained in this Section 6.05 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.05 should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic or other limitations permitted by applicable Law. The covenants contained in this Section 6.05 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.06 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid (either directly or, in the case of Transaction Expenses included in the definition of Indebtedness, indirectly through the adjustments to the Merger Consideration contemplated by ARTICLE I) by the party incurring such fees or expenses, whether or not the transactions contemplated hereby are consummated.

6.07 Tax Matters.

(a) All Transfer Taxes shall be borne and paid one-half (1/2) by the Shareholders on one hand and one-half (1/2) by Buyer on the other hand when due. Each party shall, at each party’s expense, timely file any Tax Returns or other documents with respect to such Taxes or fees (and each party shall cooperate with respect thereto as necessary).

(b) Except as otherwise contemplated by this Agreement, the preparation and filing of any Tax Return of the Surviving Corporation or any of its Subsidiaries after the Closing shall be exclusively within the control of Buyer.

(c) Any and all existing Tax sharing agreements (whether written or not) binding upon the Company or any of its Subsidiaries shall be terminated as of the Closing Date, other than any commercial agreements the primary purpose of which is unrelated to Taxes. After such date none of the Company, its Subsidiaries, Shareholders nor any of their Affiliates and their respective representatives shall have any further rights or liabilities thereunder.

(d) To the extent permitted under applicable Law, the Company shall elect (and cause its Subsidiaries to elect) to file a Tax Return for the taxable period ending on the Closing Date; provided that if the Company or any of its Subsidiaries is required to file a Tax Return for a Straddle Period, the portion of any relevant Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date for purposes of this Agreement shall be: (i) in the case of Taxes (A) based upon, or related to, income, receipts, profits, wages, capital or net worth, (B) imposed in connection with the sale, transfer or assignment of property (other than Transfer Taxes, which are addressed in Section 6.07(a) or (b), required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and (ii) in the case of other Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(e) The Shareholders and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Section 6.07 or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Taxing Authorities; provided, however, that neither any Shareholder nor Buyer (nor any of their Affiliates) shall be required to provide any portion of any Tax Return filed on an affiliated, combined, consolidated or unitary basis that does not relate to the Company or any of its Subsidiaries. The Shareholders and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the Company and each of its Subsidiaries for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the Company or any of its Subsidiaries for any taxable period beginning before the Closing Date, the Company or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

(f) The parties hereto agree for purposes of preparing all relevant Tax Returns relating to the Company and its Subsidiaries that Buyer will file a consolidated U.S. federal income Tax Return with the Company and its applicable Subsidiaries starting on the day following the Closing Date and the Company and its applicable Subsidiaries will become members of the affiliated group of corporations of which Buyer is the common parent or of which Buyer is a member on the day following the Closing Date.

(g) Notwithstanding anything to the contrary, without the consent of the Shareholders’ Representative (not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall cause its Affiliates (including the Company and its Subsidiaries) not to: (i) make, change or revoke any Tax election with respect to the Company and its Subsidiaries that has retroactive effect to a taxable period (or portion thereof) ending on or before the Closing Date (including any election under Section 336 or Section 338 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law)); (ii) amend or refile any Tax Return with respect to the Company and its Subsidiaries for a taxable period (or portion thereof) that ends on or before the Closing Date, (iii) file any Tax Return with respect to a taxable period (or portion thereof) that ends on or before the Closing Date that is materially inconsistent with past practices of the Company or any Subsidiary or (iv) compromise or settle any Tax liability of the Company and its Subsidiaries, in each case, to the extent that such action would reasonably be expected to increase the amount of any Tax liabilities for which the Key Shareholders are responsible pursuant to this Agreement, provided however, that, (x) except as set forth in clause (y) below, the covenants in this Section 6.07(g) shall survive until the Post-Closing Adjustment has been finally determined pursuant to Section 1.08 of this Agreement, and (y) if Buyer voluntarily takes any Tax reporting position with respect to any Company Options that is materially inconsistent with past practices of the Company or any Subsidiary without the prior consent of the Shareholders’ Representative, excluding any such position required by Buyer’s auditors or an applicable Taxing Authority, Buyer shall no longer be entitled to any indemnification by the Key Shareholders for any Company Option Losses under Section 9.02(a)(i).

6.08 R&W Insurance. On the date hereof, Buyer shall cause CFC Underwriting Ltd (the “R&W Insurer”) to conditionally bind the R&W Insurance Policy on the terms and conditions as set forth in the R&W Policy Binder Agreement (as may be amended, modified or supplemented from time to time in accordance with this Agreement). Buyer shall cause the R&W Insurance Policy to provide that the R&W Insurer has no subrogation rights, rights of contribution, rights acquired by assignment or any other similar rights against any Shareholder or Shareholders’ Representative (or any direct or indirect Shareholder, member, partner, equityholder, manager, director, officer, employee, agent, representative or attorney (or the functional equivalent of any of the foregoing) of any Shareholder or Shareholders’ Representative) except solely in the case of Fraud in the making of the representations and warranties in Article III of this Agreement (in which case the R&W Insurer shall have rights of subrogation against such Person), and Buyer will not (and will cause its Affiliates not to) amend the subrogation or third-party beneficiary provisions contained in the R&W Insurance Policy benefitting Shareholder without the prior written consent of the Shareholders’ Representative. 50% of the premium, Taxes and surplus lines fees, and underwriting fee actually paid by Buyer to obtain the R&W Insurance Policy shall be borne by the Company as a Transaction Expense, and all other premiums, underwriting fees and other fees, Taxes and expenses payable in connection with the R&W Insurance Policy shall be paid exclusively by Buyer. The Company shall cooperate in good faith with Buyer to provide any assistance and/or information reasonably necessary to procure the final R&W Insurance Policy as reasonably requested in writing by Buyer. Buyer shall cause the R&W Insurance Policy to be issued promptly after the Closing in accordance with the terms of the R&W Policy Binder Agreement) and remain in full force and effect thereafter, including complying in all material respects with and maintaining the R&W Insurance Policy in full force and effect, and satisfying on a timely basis all conditions necessary for the continuance of coverage thereunder. During the term of the R&W Insurance Policy, Buyer will not (and will cause its Affiliates not to) terminate, cancel, amend, waive or otherwise modify the R&W Insurance Policy or any of the coverage thereunder (and Buyer and its Affiliates shall not take any action or fail to take any action that could result in the foregoing).

6.09 Medical Equipment Finance Notes. The Key Shareholders agree to make directly, or reimburse Buyer within five (5) Business Days of receiving notice of any payment being made by Buyer or the Company following the Closing, any payments required pursuant to the Medical Equipment Finance Notes.

ARTICLE VII

[RESERVED]

ARTICLE VIII

[RESERVED]

ARTICLE IX

ADDITIONAL AGREEMENTS AND COVENANTS

9.01 General Survival. All representations and warranties of the Company contained in, or arising out of, this Agreement or any other Transaction Document (or any certificate or other documents delivered in connection herewith or therewith) shall expire and terminate at the consummation of the transactions contemplated hereby at the Closing, and thereafter no claim may be made with respect to, or any suit or other proceeding instituted for, any breach of or inaccuracy in any such representation or warranty (and consummation of the Closing shall be deemed a waiver of any and all breaches of or inaccuracies in any such representation and warranty and all of Buyer’s rights and remedies with respect thereto, including any claim made with respect thereto prior to Closing). All covenants and agreements contained herein to be performed prior to or at the Closing shall expire and terminate at Closing, and thereafter no claim may be made with respect to, or any suit or other proceeding instituted for, any breach of or failure to perform any such covenant or agreement (and consummation of the Closing shall be deemed a waiver of any and all breaches of or failures to perform any such covenant or agreement and all of Buyer’s rights and remedies with respect thereto, including any claim made with respect thereto prior to Closing). All covenants and agreements contained in this Agreement or any other Transaction Document which by their terms are to be performed (or which prohibit actions) subsequent to the Closing Date will survive the Closing for the period expressly specified therein, and thereafter no claim may be made with respect to, or any suit or other proceeding instituted for, any breach of or failure to perform any such covenant or agreement. Notwithstanding the foregoing, this Section 9.01 shall not (x) limit any claim or recovery available to Buyer under the R&W Insurance Policy subject to Section 9.04 (y) limit any claim or recovery available to Buyer related to the indemnification obligations subject to Section 9.02 or (z) prevent or limit any claim in the case of Fraud by the Company in the making of the representations and warranties contained in ARTICLE III hereof.

9.02 Special Indemnity.

(a) Subject to the applicable limitations set forth in this Article IX, from and after the Closing, the Key Shareholders (on a joint and several, pro rata basis) shall indemnify Buyer and its Affiliates harmless, from and against any and all:

(i) Company Option Losses;

(ii) expenses, fees, and settlements paid related to any Dissenting Shares; and

(iii) Medical Equipment Finance Notes Losses.

(b) If Buyer or its Affiliates receive notice of the assertion or commencement of any action, suit, claim or other Legal Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Buyer or Affiliate with respect to which the Key Shareholders are obligated to provide indemnification under this Agreement, Buyer and its Affiliates shall give the Shareholders’ Representative prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Key Shareholders of its indemnification obligations, except and only to the extent that the Key Shareholders forfeits rights or defenses by reason of such failure. Such notice by Buyer or its Affiliates shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by Buyer or its Affiliates. Shareholders’ Representative shall have the right to participate in, or by giving written notice to Buyer or its Affiliates, to assume the defense of any Third-Party Claim at the Key Shareholders’ expense and by the Key Shareholders’ own counsel, and Buyer or its Affiliates shall cooperate in good faith in such defense. In the event that the Shareholders’ Representative assumes the defense of any Third-Party Claim, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of Buyer or its Affiliates. Buyer and its Affiliates shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim. Notwithstanding any other provision of this Agreement, Buyer and its Affiliates shall not enter into settlement of any Third-Party Claim without the prior written consent of the Shareholders’ Representative.

(c) Any claim by Buyer or its Affiliates on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by Buyer or its Affiliates giving the Shareholders’ Representative prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Key Shareholders of its indemnification obligations, except and only to the extent that the Key Shareholders forfeits rights or defenses by reason of such failure. Such notice by the Buyer or its Affiliates shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by Buyer or its Affiliates. The Shareholders’ Representative shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, Buyer or its Affiliates shall allow the Shareholders’ Representative and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and Buyer or its Affiliates shall assist the Shareholders’ Representative’s investigation by giving such information and assistance (including access to the Surviving Corporation’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Shareholders’ Representative or any of its professional advisors may reasonably request. If the Shareholders’ Representative does not so respond within such 30-day period, the Shareholders’ Representative shall be deemed to have rejected such claim, in which case Buyer and its Affiliates shall be free to pursue such remedies as may be available to Buyer and its Affiliates on the terms and subject to the provisions of this Agreement.

(d) The Key Shareholders’ maximum aggregate liability to Buyer and its Affiliates with respect to indemnification obligations for Liability referenced in subsection (b) of Company Option Losses pursuant to Section 9.02 shall not exceed $150,000.

(e) In no event shall Buyer and its Affiliates be entitled to any indemnification by the Key Shareholders with respect to Liability referenced in subsection (b) of Company Option Losses pursuant to Section 9.02 for any Third-Party Claim or Direct Claim occurring on or after April 15, 2027.

9.03 Remedies. Notwithstanding anything expressed or implied herein to the contrary, Buyer acknowledges and agrees, on behalf of itself and its Affiliates, and following the Closing, on behalf of the Company, that no Shareholder shall have any direct or indirect liability (derivatively or otherwise) with respect to any breach of or inaccuracy in any representation or warranty contained in, or arising out of, this Agreement or any other Transaction Document (or any certificate or other documents delivered in connection herewith), except, and only to the extent that, a breach of or inaccuracy in a representation and warranty made by the Company in ARTICLE III hereof constitutes Fraud in the making of such representations and warranties, and that no claim may be made, or any suit or other proceeding instituted, by the Buyer or any of its Affiliates or the Company following the Closing against any Shareholder with respect thereto. In furtherance of the foregoing, Buyer, on behalf of itself and its Affiliates, and following the Closing, on behalf of the Company, acknowledges and agrees that, except, and only to the extent that, a breach of or inaccuracy in a representation and warranty made by the Company in ARTICLE III hereof constitutes Fraud by the Company in the making of such representations and warranties, (a) subject to Section 9.02 and 9.04, the sole and exclusive remedy of Buyer, its Affiliates, the Company following the Closing with respect to any breach of or inaccuracy in any representation or warranty contained in, or arising out of, this Agreement or any other Transaction Document (or any certificate or other documents delivered in connection herewith) shall be claims under the R&W Insurance Policy subject to Section 9.04, and (b) no Shareholder nor any of their respective Affiliates shall have any direct or indirect liability of any kind or nature with respect to the R&W Insurance Policy or any claim thereunder subject to Section 9.04. No Shareholder shall have any liability for or with respect to Fraud by another Shareholder.

9.04 Retention Escrow Account. Notwithstanding the foregoing, the retention under the R&W Insurance Policy shall be shared by the parties as set forth in this Section 9.04. With respect to claims for Losses by Buyer under the R&W Insurance Policy with respect to the failure of any representation or warranty of the Company in this Agreement to be true, correct and complete on the Closing Date (provided that, any such representations and warranties, which by their express terms are made solely as of a specified earlier date shall be true, correct and complete only as of such specified earlier date) at or prior to 11:59 p.m., Pacific time, on the date that is twelve (12) months following the Closing, Buyer shall be entitled to recover such Losses (to the extent such Losses actually erode the retention under R&W Insurance Policy) from the Retention Escrow Account, but only after Buyer has incurred aggregate Losses (which Losses actually erode the retention under the R&W Insurance Policy) with respect to breaches of representations or warranties of the Company in this Agreement of at least $166,250. Once the funds in the Retention Escrow Account have been exhausted and/or released, the sole and exclusive remedy of Buyer, its Affiliates and the Company following the Closing with respect to any breach of or inaccuracy in any representation or warranty contained in, or arising out of, this Agreement or any other Transaction Document (or any certificate or other documents delivered in connection herewith) shall be claims under the R&W Insurance Policy. For purposes of this ARTICLE IX, all materiality qualifications (such as “material” and “Material Adverse Effect”) in the representations and warranties shall be disregarded, including without limitation for (A) determining whether such breach exists and (B) calculating the amount of Losses resulting therefrom.

9.05 Exclusive Remedy. Except for the remedies (i) of specific performance and injunctive or other equitable relief to the extent expressly permitted in Section 10.01 and (ii) for Fraud, the remedies in this Article IX shall be the sole and exclusive remedies of the parties hereto with respect to this Agreement that arise after the Closing for any and all Claims arising under, out of, or relating to this Agreement and the transactions contemplated hereby, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties to the fullest extent permitted by applicable Law.

9.06 Shareholders’ Representative.

(a) By virtue of the Necessary Shareholder Approval, the Shareholders shall be deemed to have agreed to appoint Timothy P. Tobin as their agent and attorney-in-fact, as the Shareholders’ Representative for and on behalf of the Shareholders to give and receive notices and communications, to agree to the adjustment (if any) of the Merger Consideration pursuant to the terms of the Agreement, to object to the foregoing adjustments, to agree to, negotiate, enter into settlements and compromises of, and comply with Orders with respect to such Legal Proceedings, to assert, negotiate, enter into settlements and compromises of, and comply with Orders with respect to, any other Legal Proceeding by Buyer against the Shareholders or by the Shareholders against Buyer, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing, or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Shareholders from time to time upon not less than thirty (30) days prior written notice to Buyer; provided, however, that (A) the Shareholders’ Representative may not be removed unless all Shareholders agree to such removal and to the identity of the substituted agent and (B) the Shareholders’ Representative may resign at any time. Notwithstanding the foregoing, a resignation of the Shareholders’ Representative or other vacancy in the position of Shareholders’ Representative may be filled by an appointee of either Key Shareholder. No bond shall be required of the Shareholders’ Representative, and the Shareholders’ Representative shall not receive any compensation for his, her or its services. Notices or communications to or from the Shareholders’ Representative shall constitute notice to or from the Shareholders.

(b) The Shareholders’ Representative shall not be liable to the Shareholders for any act done or omitted hereunder as Shareholders’ Representative while acting in good faith and in the exercise of reasonable judgment. The Shareholders shall indemnify the Shareholders’ Representative and hold the Shareholders’ Representative harmless against any loss, Liability or expense incurred without gross negligence or bad faith on the part of the Shareholders’ Representative and arising out of or in connection with the acceptance or administration of the Shareholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholders’ Representative. A decision, act, consent or instruction of the Shareholders’ Representative, including an amendment, extension or waiver of this Agreement pursuant to the terms of this Agreement, shall constitute a decision of the Shareholders and shall be final, binding and conclusive upon the Shareholders, and Buyer may rely upon any such decision, act, consent or instruction of the Shareholders’ Representative as being the decision, act, consent or instruction of the Shareholders.

9.07 Entrepix Medical. Following the Closing and through May 31, 2026, the Surviving Corporation shall use its reasonable best efforts to maintain, operate and manage its working relationship with Entrepix Medical in accordance with the terms of the Medical MSA, as amended, consistent in all respects with the past practices of the Company, and the Merger and the transactions contemplated herein shall not materially affect such relationship with Entrepix Medical, including without limitation, with respect to any areas utilized by Entrepix Medical (including such areas used for manufacturing) and access thereto, except with the prior written approval of the Shareholders’ Representative; provided however, that (i) the Surviving Corporation shall use its reasonable best efforts to protect the Trade Secrets of Entrepix Medical consistent with the past practices of the Company (and in no event shall the Surviving Corporation use efforts less than those used by Buyer to protect its own Trade Secrets); and (ii) all obligations of Buyer and the Surviving Corporation under this Section 9.07 are contingent on the continued compliance in all material respects with Section 6.05, Section 6.09 and Section 9.02 of this Agreement by the Key Shareholders, provided that any non-compliance shall be evidenced by the filing for an injunction or other Legal Proceeding by the Surviving Corporation or Buyer as described in Section 10.01 and Section 10.02 below.

ARTICLE X

MISCELLANEOUS

10.01 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the covenants of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of the covenants of this Agreement and to enforce specifically the covenants of this Agreement in the state courts or federal courts sitting in the State of Arizona, without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

10.02 Governing Law; Jurisdiction; Service of Process. This Agreement shall be governed by and construed in accordance with the Laws of the State of Arizona without giving effect to the principles of conflicts of law thereof. Each party hereto hereby irrevocably submits to (a) the exclusive jurisdiction of the state courts or federal courts sitting in the State of Arizona, for purposes of any action, suit or other Legal Proceeding arising out of this Agreement and the transactions contemplated hereby, and (b) the exclusive venue of such action, suit or other proceeding in the State of Arizona. The parties hereto irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Each party hereto further agrees that service of process may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.06.

10.03 Entire Agreement; Amendments and Waivers. This Agreement, the Company Disclosure Schedule and the other Transaction Documents (including the schedules and exhibits hereto and thereto) represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof and can be amended, supplemented or changed, and any provision hereof or thereof can be waived, only by written instrument making specific reference to this Agreement or such other Transaction Document, as applicable, signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement or any other Transaction Document, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.04 No Third Party Beneficiaries. This Agreement, the Company Disclosure Schedule and the other Transaction Documents (including the schedules and exhibits hereto and thereto) are not intended to, and shall not, confer upon any other Person any rights or remedies hereunder.

10.05 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the third (3rd) Business Day after dispatch by registered certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

If to Shareholders’ Representative, to:

Timothy P. Tobin

7910 South Juniper Street
Tempe, Arizona 85284

Email: TTobin@planatome.com

With a copy to:

Greenberg Traurig, LLP
2375 East Camelback Road, Suite 800
Phoenix, Arizona 85016

Attention: Brian H. Blaney

Email: blaneyb@gtlaw.com

If to Buyer, to:

Amtech Systems, Inc.

131 South Clark Dr.
Tempe, AZ 85288

Attention: Chief Financial Officer

Email: lgibbs@amtechsystems.com

With a copy to:

DLA Piper LLP (US)

2525 E. Camelback Road, Suite 1000

Phoenix, Arizona 85016

Attention: Greg Hall

Email: Greg.Hall@us.dlapiper.com

10.06 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

10.07 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of each other party hereto, except that Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to one (1) or more of its Affiliates, but no such assignment shall relieve Buyer of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.07 shall be null and void.

10.08 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one (1) and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.09 Conflict Waiver; Attorney-Client Privilege.

(a) Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:

(i) Greenberg Traurig, LLP has acted as counsel to the Company in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby. Buyer agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by Greenberg Traurig (or any successor) (“Seller Group Law Firm”) shall not preclude Seller Group Law Firm from serving as counsel to the Shareholders or any director, member, shareholder, partner, officer or employee of the Shareholders, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii) Buyer shall not, and shall cause the Company not to, seek or have Seller Group Law Firm disqualified from any such representation based on the prior representation of the

Company by Seller Group Law Firm. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 10.09 shall not be deemed exclusive of any other rights to which Seller Group Law Firm is entitled whether pursuant to Law, contract or otherwise.

(b) All communications between the Shareholders or the Company, on the one hand, and Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Shareholders and shall not pass to or be claimed by Buyer or the Company. Accordingly, Buyer and the Company shall not have access to any Privileged Communications or to the files of Seller Group Law Firm relating to such engagement from and after Closing and may not use or rely on any Privileged Communications in any Legal Proceeding against or involving any of the Shareholders. Without limiting the generality of the foregoing, from and after the Closing, (i) the Shareholders (and not Buyer or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Buyer or the Company shall be a holder thereof, (ii) to the extent that files of Seller Group Law Firm in respect of such engagement constitute property of the client, only the Shareholders (and not Buyer nor the Company) shall hold such property rights and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company by reason of any attorney-client relationship between Seller Group Law Firm and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates (including the Company), on the one hand, and a third-party other than any of the Shareholders, on the other hand, Buyer and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third-party; provided, however, that neither Buyer nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of the Shareholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or any of its Affiliates (including the Company) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Buyer’s counsel, then Buyer shall immediately notify the Shareholders’ Representative in writing so that Shareholders’ Representative can seek a protective Order.

This Section 10.09 is intended for the benefit of, and shall be enforceable by, the Seller Group Law Firm. This Section shall be irrevocable, and no term of this Section may be amended, waived or modified, without the prior written consent of Seller Group Law Firm.

ARTICLE XI

DEFINITIONS

11.01 Certain Definitions. The following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, Entrepix Medical, LLC, a Delaware limited liability company (“Entrepix Medical”), shall not constitute an “Affiliate” of the Company.

“Aggregate Fully Diluted Shares” means the sum of (i) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Common Stock issuable upon the exercise in full of all Company Options outstanding as of immediately prior to the Effective Time; provided that, for the avoidance of doubt, in no event shall Aggregate Fully Diluted Shares include any shares held in the treasury of the Company as contemplated by Section 1.04.

“Anti-Corruption Law” means the United States Foreign Corrupt Practices Act of 1977 (FCPA), as amended, and any applicable anti-corruption Laws in the jurisdictions in which the Company does business.

“Assets” means all of the Company’s and its Subsidiaries’ rights, assets and properties of every kind and nature that are used in the operation of the Business by the Company and its Subsidiaries, including all property, tangible and intangible, real, personal or mixed, inventory, Intellectual Property, accounts receivable, prepayments, Contracts, Claims, Permits and records of the Company and its Subsidiaries.

“Base Merger Consideration” means $35,000,000.

“Business” means the CMP technology, wafer cleaning, and supporting services business in the semiconductor industry conducted by the Company and any of its Subsidiaries in the semiconductor industry, including, without limitation, the Company Products and all related services. For avoidance of doubt, the term “Business,” shall not include services provided by Entrepix Medical.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in New York, New York, are authorized or required by Law to be closed.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as amended.

“Cash” means all unrestricted cash as of the Closing, which for the avoidance of doubt shall not include any cash that cannot be legally repatriated from foreign subsidiaries without withholding taxes or other tax costs, and cash equivalents of the Company and its Subsidiaries.

“Closing Adjustment Escrow Amount” means $350,000 to be held by the Escrow Agent in the Closing Adjustment Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement.

“Closing Common Stock Per Share Merger Consideration” means, as of any time of determination, an amount equal to the quotient determined by dividing (i) the Estimated Merger Consideration by (ii) the Aggregate Fully Diluted Shares.

“Closing Current Assets” means all Current Assets as of the Closing.

“Closing Current Liabilities” means all Current Liabilities as of the Closing.

“Closing Indebtedness” means all Indebtedness of the Company and its Subsidiaries as of the Closing.

“Closing Net Working Capital” means an amount equal to (a) the Closing Current Assets minus (b) the Closing Current Liabilities.

“Closing Net Working Capital Shortfall” means the amount by which the Closing Net Working Capital is less than the Working Capital Threshold.

“Closing Net Working Capital Surplus” means the amount by which the Closing Net Working Capital is greater than the Working Capital Threshold.

“Closing Option Per Share Merger Consideration” means, in respect of each share of Common Stock issuable upon exercise of any particular Company Option, the excess, if any, of (i) the Closing Common Stock Per Share Merger Consideration minus (ii) the applicable exercise price to acquire such share of Common Stock pursuant to such Company Option.

“Closing Transaction Expenses” means the Transaction Expenses of the Company and its Subsidiaries unpaid and outstanding as of the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means Licensed Company Intellectual Property and Owned Company Intellectual Property.

“Company Intellectual Property Registrations” means all of the registrations with a Governmental Authority (including the United States Patent and Trademark Office, the United States Copyright Office or any other such office in any country or jurisdiction) or Internet domain name registrar for Intellectual Property owned by or under obligation of assignment to and all applications filed in the name of the Company and its Subsidiaries for any Intellectual Property owned or purported to be owned by the Company and its Subsidiaries.

“Company Option” means any option to purchase shares of capital stock of the Company issued by the Company, whether pursuant to the Company Incentive Plans or otherwise.

“Company Option Losses” means all Liability related to (a) a claim by any holders of Company Options to any rights of ownership in the Surviving Corporation subsequent to the Closing, and (b) any Liability related to the treatment of Company Options, including but not limited to any adverse tax or accounting consequences that, in either case of this clause (b), result in actual cash losses to the Buyer.

“Company Products” means all products and services that have been or are currently offered, distributed or under development by the Company or its Subsidiaries.

“Confidential Information” means all information constituting or relating to Intellectual Property, Company Products, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans or new personnel acquisition plans and all other confidential or proprietary information with respect to a party and its customers and vendors; provided, however, that “Confidential Information” shall not include (a) issued Patents and published Patent applications or (b) information that is or becomes generally available to the public or general industry knowledge through no action or inaction by the Company or its Subsidiaries.

“Contract” means any currently effective contract, agreement, indenture, note, bond, loan or credit agreement, instrument, lease, commitment, mortgage, deed of trust, license or other arrangement,

understanding or obligation, whether written or oral, express or implied, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of software or other Intellectual Property subject to such license, that such software or other Intellectual Property subject to such license, or other software or other Intellectual Property incorporated into, derived from, used or distributed with such software or other Intellectual Property subject to such license (a) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Copyleft Materials” means any software or other Intellectual Property subject to a Copyleft License.

“Copyrights” means copyrights and all other rights with respect to Works of Authorship, and all copyright registrations thereof and applications therefor and renewals, extensions and reversions thereof, and all other rights corresponding thereto throughout the world (including moral and economic rights, however denominated).

“COVID-19 Tax Acts” means The Families First Coronavirus Response Act (Pub. L. 116-127), the CARES Act, the Consolidated Appropriations Act, 2021 (H.R. 133), any U.S. executive order (including the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020), and any applicable Treasury Regulations or any other applicable Law or other official guidance (including IRS Notice 2020-65 and Notice 2021-11) intended to address the consequences of COVID-19.

“Current Assets” means, with respect to the Company and its Subsidiaries, inventory and accounts receivable net of allowance for doubtful accounts, marketable securities and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) any current or deferred Tax Assets, (c) receivables from any of the Company’s Affiliates, directors, officers or employees and any of their respective Affiliates determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end; provided, however, that Current Assets shall not include Cash.

“Current Liabilities” means, with respect to the Company and its Subsidiaries, any accounts payable, accrued payroll and related obligations, change of control payment obligations, customer deposits, deferred services revenue, accrued Taxes and all current Liabilities that are payable within one (1) year from the date of determination (which have been accrued and maintained in accordance with the historic practices of the Company), but excluding payables to any of the Company’s Affiliates, directors, officers or employees and any of their respective Affiliates (other than change of control payment obligations) and deferred Tax liabilities, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end; provided, however, that (a) any item included in “Current Liabilities” shall not be included in “Indebtedness” and (b) any item included in “Indebtedness” (including Transaction Expenses) shall not be included in “Current Liabilities.”

“Domain Names” means Internet domain names and numbers, uniform resource locators and other names and locators associated with the Internet, including applications and registrations thereof.

“Environmental Law” means any federal, state or local Laws relating to the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which regulate the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials or materials containing Hazardous Materials.

“Equity Interests” means, with respect to any Person, any share capital of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, restricted share unit, phantom equity, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means U.S. Bank National Association, in its capacity as escrow agent under the Escrow Agreement, or such other Person acting in such capacity that is agreed to in writing by both Buyer and the Company.

“Estimated Merger Consideration” means the result equal to (A) the Base Merger Consideration, minus (B) the estimated Indebtedness Payoff Amount, minus (C) the unpaid Estimated Transaction Expenses, plus (D) the Estimated Net Working Capital Surplus, if applicable, minus (E) the Estimated Net Working Capital Shortfall, if applicable, plus (F) the Estimated Cash.

“Estimated Net Working Capital Shortfall” means the amount by which the Estimated Closing Net Working Capital is less than the Working Capital Threshold.

“Estimated Net Working Capital Surplus” means the amount by which the Estimated Closing Net Working Capital is greater than the Working Capital Threshold.

“Final Merger Consideration” means the result equal to (A) the Base Merger Consideration, minus (B) the Indebtedness Payoff Amount, minus (C) the unpaid Transaction Expenses, plus (D) the Closing Net Working Capital Surplus, if applicable, minus (E) the Closing Net Working Capital Shortfall, if applicable, plus (F) Cash.

“Fraud” means common law fraud under the law of the State of Arizona based on the intent to deceive a Person. For the avoidance of doubt, “Fraud” shall not include equitable fraud, constructive fraud, statutory fraud, negligent misrepresentation or omission, or any tort based on negligence or recklessness.

“Funds Flow” means that certain Funds Flow, dated as of the Closing Date, agreed to by and among Buyer, the Company and Shareholders’ Representative.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitral body, exercising executive, legislative, judicial, regulatory or administrative functions.

“Government Official” means (i) any director, officer, employee, agent or representative (including anyone elected, nominated, or appointed to be an officer, employee, or representative) of any Governmental Authority, or anyone otherwise acting in an official capacity on behalf of a Governmental Authority; (ii) any candidate for public or political office; (iii) any royal or ruling family member; or (iv) any agent or representative of any of those Persons listed in subcategories (i) through (iii).

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

“Inbound Intellectual Property Contracts” means Contracts pursuant to which any Person has licensed or sublicensed any Intellectual Property to the Company or its Subsidiaries or granted to the Company or its Subsidiaries any immunity, authorization, release, covenant not to sue or other right with respect to any Intellectual Property.

“Indebtedness” with respect to a Person and as of a specific date, means without duplication, the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (including breakage costs, penalties and fees), if any, unpaid fees or expenses and other monetary Liabilities as of such time in respect of (a) all indebtedness of such Person for borrowed money or for the deferred or unpaid purchase price of property or services, (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture or similar instrument or commercial paper (including a purchase money obligation), (c) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit, surety bond, performance bond or other instrument, (d) all indebtedness of others guaranteed, directly or indirectly, by such Person or as to which such Person has an obligation (contingent or otherwise) that is substantially the economic equivalent of a guarantee, (e) all obligations of such Person under capital leases, (f) all indebtedness of others secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on any property or assets of such Person (whether or not such obligation is assumed by such Person), (g) the aggregate net liability pursuant to any derivative instruments, including any interest rate or currency swaps, caps, collars, options, futures or purchase or repurchase obligations, or other similar derivative instruments, (h) all Transaction Expenses, (i) accrued and unpaid royalties and (j) any unpaid payroll Taxes deferred under the COVID-19 Tax Acts; provided, however, that (x) any item included in “Indebtedness” shall not be included in “Current Liabilities” and (y) any amounts associated with the Promissory Note and Security Agreement, dated September 26, 2019, between the Company and Innovation Finance USA LLC, Promissory Note and Security Agreement, dated March 30, 2020, between the Company and Innovation Finance USA LLC, Promissory Note and Security Agreement, dated March 17, 2020, between the Company and Innovation Finance USA LLC and Promissory Note and Security Agreement, dated August 16, 2020, between the Company and Innovation Finance USA LLC (collectively, the “Medical Equipment Finance Notes”) shall not be included in “Indebtedness.”

“Intellectual Property” means all worldwide (a) technology, proprietary information and materials, including inventions and invention disclosures (whether or not patentable or reduced to practice), (b) Patents, (c) Trade Secrets, other confidential and proprietary information, know-how, methodologies, processes, technical data, techniques, methods, compositions, ideas, procedures, concepts and tools (whether or not patentable or reduced to practice), (d) customer lists, customer contact information, customer licensing and purchasing histories, manufacturing information, business plans and product roadmaps, (e) databases and data collections, computer programs, software (including all source code and object code), models, firmware, algorithms and implementations thereof, development tools, flow charts, programmers’ annotations and notes, product user manuals and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded, (f) product designs, reference designs and product specifications and documentation, mask works, integrated circuit topographies and Works of Authorship of any kind (whether or not published), (g) Copyrights, (h) Trademarks, (i) Domain Names, (j) registered and unregistered designs, (k) mask work, industrial design and similar rights and registrations, applications for registration, renewals and extensions thereof, (l) derivatives, improvements, modifications, enhancements, revisions and releases relating to any of the foregoing and (m) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

“International Employee Plans” means any Company Plans in which employees or other service providers working outside of the US are eligible to participate.

“Intellectual Property Contracts” means the Outbound Intellectual Property Contracts and the Inbound Intellectual Property Contracts.

“IRS” means the Internal Revenue Service of the United States.

“IT Systems” means all computer systems, servers, network equipment and other computer and information technology hardware, software, services and systems owned, leased, used or licensed by the Company or its Subsidiaries.

“Knowledge” means, with respect to any Person, the actual knowledge, after reasonable inquiry, of the specified Person. In the case of the Knowledge of the Company or its Subsidiaries, “Knowledge” means the actual knowledge, after reasonable inquiry, of Steven N. Horowitz, Timothy P. Tobin, Jim Mello, Jason Brown, and David A. Husband.

“Law(s)” means any federal, state, local or foreign law (including common law), statute, directive, code, self-regulatory guidelines, ordinance, rule, regulation, guidance, treaty or other legal requirement.

“Legal Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, any court, arbitrator, mediator or other Governmental Authority.

“Liability” means any debt, loss, damage, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory or due or to become due, and whether in contract, tort, strict liability or otherwise), including all costs and expenses relating thereto.

“Licensed Company Intellectual Property” means any Intellectual Property that is licensed to the Company or its Subsidiaries on a nonexclusive basis by any Person (or subject to a permission, co-existence agreement, release, waiver or nonexclusive covenant not to sue or other immunity from suit granted in favor of the Company or its Subsidiaries by any Person) that is or has been used, held for use or practiced by the Company or its Subsidiaries.

“Lien” means any lien, pledge, mortgage, deed of trust, preemptive right, security interest, equitable interest, claim, lease, charge, condition, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder, member or similar agreement, encumbrance or any other similar restriction or limitation.

“Losses” means any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor.

“Material Adverse Effect” means any change, effect, event, occurrence or development (each, an “Effect”) that has had, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the Business, Assets, results of operations or financial condition of the Company or its Subsidiaries or (b) a material adverse effect on the ability of the Company or its Subsidiaries to consummate the transactions contemplated hereby or perform its obligations under this Agreement; provided, however, that no Effect (by itself or when aggregated with any other Effect) resulting from, arising out of or relating to, any of the following shall be deemed to constitute a Material Adverse Effect or be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (i) any Effect to the extent resulting solely from or arising out of the pendency or anticipated consummation of the transactions contemplated by this Agreement, (ii) any action taken by the Company or its Subsidiaries that is consented to by Buyer and (iii) to the extent that such conditions or changes do not disproportionately affect the Company or its Subsidiaries relative to other participants in the industries and geographic locations in which the Company or any of its Subsidiaries participates (A) any Effect resulting from or arising out of general business, financial, credit, political or economic conditions or changes in such conditions (including acts of God, sabotage, or terrorism), (B) changes in accounting rules, including GAAP or applicable Law after the date of this Agreement, and (C) changes resulting from a declaration of a national emergency or war (whether declared or not) or the occurrence of any military action or the escalation thereof.

“Medical Equipment Finance Note Losses” means any Liability related to the Medical Equipment Finance Notes, including payment of the principal and interest thereunder, legal fees related to terminating UCC financing statements filed in connection therewith, and any expenses, fees, and settlements incurred by Buyer or the Company arising out of seeking reimbursement pursuant to Section 6.09.

“Merger Consideration” means the Stock Consideration and the Option Consideration payable in accordance with this Agreement.

“Neutral Auditor” shall mean a firm of national or regionally recognized independent public accountants who have not performed services for any of the parties, or their respective Affiliates, at any time during the two (2) years immediately preceding the proposed engagement.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Materials” means any software or other Intellectual Property subject to an Open Source License.

“Option Consideration” means, with respect to each Optionholder, the applicable Closing Option Payment plus any amounts payable to such Optionholder with respect to Company Options pursuant to Section 1.08.

“Optionholders” means the holders of the Company Options.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or other similar requirement or agreement enacted, adopted, promulgated or applied by any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of operations of the business of the Company and its Subsidiaries through the date hereof consistent with past practice.

“Outbound Intellectual Property Contracts” means Contracts pursuant to which the Company or its Subsidiaries has licensed or sublicensed any Intellectual Property to any Person or granted to any Person any immunity, authorization, release, covenant not to sue or other right with respect to any Company Intellectual Property.

“Owned Company Intellectual Property” means any Intellectual Property that is or has been used, held for use or practiced by the Company or its Subsidiaries other than Licensed Company Intellectual Property.

“Patents” means any domestic or foreign patents, utility models and applications, drafts and disclosures relating thereto (and any patents or utility models that issue as a result of such applications, drafts and disclosures) and any reissues, divisions, divisionals, continuations, continuations-in-part, provisionals, renewals, extensions, substitutions, reexaminations or invention registrations related to such patents, utility models and applications.

“Paying Agent” means U.S. Bank National Association, in its capacity as paying agent under the Paying Agent Agreement.

“Permits” means any approvals, authorizations, consents, licenses, permits, waivers, certificates or registrations of a Governmental Authority.

“Permitted Exceptions” means (a) statutory Liens for current Taxes not yet delinquent or Liens for Taxes the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor in the Financial Statements and (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business and that are not material to the Business, operations or financial condition of the Company Property so encumbered and that are not resulting from a breach, default or violation by the Company or its Subsidiaries of any Contract or Law.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Information” means, in addition to any definition provided by the Company or its Subsidiaries for any similar term (e.g., “personally identifiable information,” “personal data,” “mental or health data,” “PHI,” “medical data,” “sensitive personal information,” “special categories of personal data” or “PII”) in any Company or its Subsidiaries’ privacy policy or other public-facing statement, all information regarding or capable of being associated with an individual person, household or device, including (a) information that identifies, could be used to identify or is otherwise identifiable with an individual or household, including name, email or physical address, telephone number, financial or other account name or number or government-issued identifier (including Social Security Number, passport, national ID and driver’s license number), biometric, genetic, medical, health or insurance information, protected class, cultural, social identity, physical or physiological information, racial or ethnic origin, sexual orientation, sex or gender information, date of birth, educational or employment information, religious or political views or affiliations, trade union, marital or other status, and any other data used or intended to be used to identify, contact or locate an individual (e.g., geolocation data), (b) to the extent it identifies an individual, any data regarding an individual’s internet or other electronic network activity information, interactions with a website, application or advertisement, or activities online or offline, on or with mobile device or other equipment or other application (e.g., searches conducted, web pages or content visited or viewed), (c) Internet Protocol addresses, unique device identifiers or other persistent identifiers, (d) any data regarding inferences, analysis or predictions, segments, demographics, automated processing, or profiles such as performance at work, economic situation, health, interests, reliability, location, movement, preferences, characteristics, psychological trends, predispositions, behavior, electronic, thermal, olfactory or similar information, attitudes, intelligence, abilities and aptitudes and (e) commercial information, including records of personal property, products or services purchased, obtained or considered, or other purchasing or consuming histories or tendencies. Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“Privacy Laws” means all Laws governing the privacy, protection, or security of Personal Information, including as relevant to the receipt, collection, use, storage, processing, sharing, security, destruction, disclosure, sale or transfer of Personal Information and interest based advertising, measurement, tracking technologies, call or electronic marketing or recording or any outbound calling or text messaging, telemarketing or email marketing, including the Federal Trade Commission Act, data security Laws, data breach notification Laws, consumer protection Laws, biometric Laws, social security number protection Laws, the California Online Privacy Protection Act, the Health Insurance Reporting and Accountability Act, and other applicable Laws of the jurisdictions in which Company and its Affiliates operate.

“Pro Rata Portion” means, with respect to each Shareholder and each Optionholder, the percentage set forth on the Estimated Closing Statement under the column labeled “Pro Rata Portion” as updated from time to time by the Shareholders’ Representative.

“Restrictive Covenant Period” means, with respect to each Key Shareholder, the period commencing on the Closing Date and ending on the date that is five (5) years following the date that such Key Shareholder’s employment with the Company, Buyer or an Affiliate of Buyer is terminated, or, if a court of competent jurisdiction determines that five (5) years following the date that such Key Shareholder’s employment with the Company, Buyer or an Affiliate of Buyer is terminated is overbroad and unenforceable, then the five (5) year period immediately following the Closing Date, or, if a court of competent jurisdiction determines that five (5) years immediately following the Closing Date is overbroad and unenforceable, then the three (3) year period immediately following the Closing Date, or, if a court of competent jurisdiction determines that three (3) years immediately following the Closing Date is overbroad and unenforceable, then the one (1) year period immediately following the Closing Date.

“Restrictive Covenant Zone” means the United States of America, or, if a court of competent jurisdiction determines that the United States of America is overbroad and unenforceable, then the State of Arizona, or, if a court of competent jurisdiction determines that the State of Arizona is overbroad and unenforceable, then Maricopa County, Arizona.

“R&W Insurance Policy” means a buyer-side representations and warranties insurance policy conditionally bound with CFC Underwriting Ltd., with the terms and conditions set forth in the R&W Policy Binder Agreement.

“R&W Policy Binder Agreement” means the binder agreement for the R&W Insurance Policy, a copy of such binder agreement is attached hereto as Exhibit F.

“SEC” means the United States Securities and Exchange Commission, together with its staff.

“Shareholder” means a shareholder of the Company.

“Shares” means the issued and outstanding shares of Common Stock of the Company.

“Social Media Accounts” means any and all accounts, profiles, pages, feeds, tags, registrations and other presences on or in connection with any (a) social media or social networking website or online service, (b) blog or microblog, (c) mobile application, (d) photo, video or other content-sharing website, (e) virtual game world or virtual social world, (f) rating and review website, (g) wiki or similar collaborative content website or (h) message board, bulletin board, or similar forum.

“Stock Consideration” means, with respect to each Shareholder, the applicable Closing Stock Payment plus any amounts payable to such Shareholder with respect to Common Stock pursuant to Section 1.08.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, or any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are, as of such date, owned by such party or one (1) or more Subsidiaries of such party or by such party and one (1) or more Subsidiaries of such party.

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including any information return, claim for refund, estimated tax return, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated, affiliated or unitary returns for any group of entities that includes the Company or any of its Affiliates.

“Taxes” means (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, escheat, unclaimed property, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any similar kind whatsoever, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a), and (c) any Liability in respect of any items described in clauses (a) or (b) payable by reason of Contract, assumption, transferee or successor liability, operation of

Law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the imposition, determination, administration, assessment or collection of any Tax or the review or audit of any Tax Return.

“Trade Laws” means the import, economic and trade sanctions, export control, and trade remedy Laws and Orders applicable to the Company promulgated, administered or enforced by the United States, UK, EU, EU member states, and other jurisdictions in which the Company and its Subsidiaries do business including, but not limited to, the Laws and Orders of the U.S. Departments of Commerce, State, the Treasury, and Homeland Security, and any other department or agency of the U.S. federal government, the UK Bribery Act, the United States Foreign Corrupt Practices Act of 1977, the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions, the Arms Export Control Act, the Trading with the Enemy Act of 1917, the International Emergency Economic Powers Act, the Export Administration Act of 1979, the Export Control Reform Act of 2018, the Tariff Act of 1930, the Export Administration Regulations, the International Traffic in Arms Regulations, and the United States Customs Regulations.

“Trade Secrets” means confidential and proprietary information, whether oral or written, and whether or not patentable or reduced to practice, including ideas, designs, concepts, compositions, compilations of information, formulas, patterns, program, device, methods, methodologies, techniques, procedures, processes and other know-how, whether or not patentable, of any nature in any form, including all writings, memoranda, copies, reports, papers, surveys, analyses, drawings, letters, computer printouts, computer programs, computer applications, tools, specifications, business methods, business processes, business techniques, business plans, data (including customer data and technical data), graphs, charts, sound recordings and pictorial reproductions. The term “Trade Secrets” includes all information that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.

“Trademarks” means unregistered and registered trademarks and service marks, trademark and service mark applications, common law trademarks and service marks, trade dress and logos, trade names, business names, corporate names, product names and other source or business identifiers and the goodwill associated with any of the foregoing and any renewals and extensions of any of the foregoing.

“Transaction Documents” means this Agreement and each agreement, document, certificate and instrument executed in connection herewith, including the Escrow Agreement.

“Transaction Expenses” means any and all (whether or not disclosed) (a) unpaid costs, fees and expenses of outside professionals incurred by the Company in connection with the negotiation, execution and consummation of the transactions contemplated hereby, including all legal fees, accounting, management or other similar fees and investment banking fees and expenses, and (b) unpaid payment obligations of the Company that become due as a result of the consummation of the transactions contemplated hereby, including but not limited to under any change in control, retention transaction or incentive bonus or similar agreement or arrangement with any employee (including, for the avoidance of doubt, the cash consideration paid pursuant to the Bonus Schedule), individual consultant, individual independent contractor or director of the Company or its Subsidiaries existing at or prior to the Closing Date and the employer portion of any employment Taxes payable with respect thereto, which includes the employer portion of employment Taxes payable with respect to the cash out of vested Company equity, if any.

“Transfer Taxes” means any and all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Working Capital Threshold” means $6,728,000.

“Works of Authorship” means software, register-transfer level and gate-level descriptions, netlists, documentation, scripts, verification components, test suites, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter.

11.02 Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meaning therein defined:

Term	Definition
“401(k) Plan”	Section 2.02(c)(x)
“2005 Incentive Plan”	Recitals
“2019 Incentive Plan”	Recitals
“ACA”	Section 3.14(h)
“Agreement”	Preamble
“Agreement Period”	Section 1.08(b)
“A.R.S.”	Recitals
“Backup Plans”	Section 3.12(bb)
“Balance Sheet”	Section 3.06(a)
“Balance Sheet Date”	Section 3.06(a)
“Bonus Recipient”	Recitals
“Bonus Schedule”	Recitals
“Buyer”	Preamble
“Buyer’s Independent Investigation”	Section 4.07
“Certificate”	Section 1.07(a)
“Claims”	Section 3.10(c)
“Closing”	Section 2.01
“Closing Adjustment Escrow Account”	Section 1.06(d)
“Closing Date”	Section 2.01
“Closing Indebtedness Holders”	Section 3.04(d)
“Closing Option Payments”	Section 1.05(c)
“Closing Stock Payments”	Section 1.05(b)
“Closing Statement”	Section 1.08(a)
“Common Stock”	Recitals
“Company”	Preamble
“Company Charter Documents”	Section 3.05(a)
“Company Contracts”	Section 3.13(a)
“Company Disclosure Schedule”	Article III
“Company Incentive Plans”	Recitals
“Company Plans”	Section 3.14(a)
“Company Property”	Section 3.10(a)

Term	Definition
“Company Software”	Section 3.12(r)
“Constituent Corporations”	Preamble
“Determination Date”	Section 1.08(d)
“Direct Claim”	Section 9.02(c)
“Dissenting Shares”	Section 1.09
“Disputed Amounts”	Section 1.08(c)
“Effective Time”	Section 1.02
“ERISA Affiliate”	Section 3.14(e)
“Escrow Agreement”	Section 1.06(d)
“Estimated Cash”	Section 1.05(a)
“Estimated Closing Net Working Capital”	Section 1.05(a)
“Estimated Closing Indebtedness”	Section 1.05(a)
“Estimated Closing Statement”	Section 1.05(a)
“Estimated Transaction Expenses”	Section 1.05(a)
“Financial Statements”	Section 3.06(a)
“Indebtedness Payoff Amount”	Section 1.06(g)
“Institutions”	Section 3.12(v)
“Invention Assignment Agreements”	Section 3.12(i)
“Key Shareholders”	Section 6.05
“Letter of Transmittal”	Section 1.07(a)
“Medical MSA”	Section 2.02(c)(ix)
“Merger”	Recitals
“Merger Sub”	Preamble
“Necessary Shareholder Approval”	Recitals
“Off-the-Shelf Software”	Section 3.12(m)
“Paying Agent Agreement”	Section 1.07(a)
“Payoff Letters”	Section 1.06(g)
“Post-Closing Adjustment”	Section 1.08(a)
“Privileged Communications”	Section 10.09(b)
“Real Property Lease”	Section 3.10(a)
“Restricted Parties”	Section 6.05
“Retention Escrow Account”	Section 1.06(e)
“Retention Escrow Amount”	Section 1.06(e)
“R&W Insurer”	Section 6.08
“Section 409A”	Section 3.14(k)
“Seller Group Law Firm”	Section 10.09(a)(i)
“Shareholders’ Representative”	Preamble
“Social Media Account Names”	Section 3.25
“Standards Organizations”	Section 3.12(h)
“Statement of Merger”	Section 1.02
“Statement of Objections”	Section 1.08(b)
“Surviving Corporation”	Section 1.01
“Third-Party Claim”	Section 9.02(b)
“Transaction Information”	Section 6.03

11.03 Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. References to “days” are to calendar days; provided, however, that any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next succeeding Business Day. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars. Any reference in this Agreement to “$” or “Dollars” shall mean United States dollars.

(c) Exhibits/Schedules. All schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

(d) Gender and Number. Any reference in this Agreement to gender shall include both genders, and words imparting the singular number only shall include the plural and vice versa.

(e) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(f) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h) Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i) Updates. Except as otherwise set forth herein, any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

BUYER:

AMTECH SYSTEMS, INC.

By: /s/ Lisa D. Gibbs

Name: Lisa D. Gibbs

Title: Chief Financial Officer

MERGER SUB:

EMERALD MERGER SUB, INC.

By: /s/ Lisa D. Gibbs

Name: Lisa D. Gibbs

Title: Chief Financial Officer

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

COMPANY:

ENTREPIX, INC.

By: /s/ Timothy P. Tobin

Name: Timothy P. Tobin

Title: President and Chief Executive Officer

SHAREHOLDERS’ REPRESENTATIVE:

/s/ Timothy P. Tobin

Timothy P. Tobin

KEY SHAREHOLDERS:

/s/ Steven N. Horowitz

Steven N. Horowitz

/s/ Timothy P. Tobin

Timothy P. Tobin

Signature Page to Merger Agreement